Exhibit 4.12

SHARE PURCHASE AGREEMENT

Between

Marseilles Investments Limited

Scott Lee Hoing

Andres Wladimir Snaider

Top Oak LLC

Carlos Eduardo Morais

MB MARCOMM LLC

CloudFour Tech SAS,

as Sellers

and

Globant España S.A. (sociedad unipersonal),

as Purchaser

Dated as of January 17, 2019

INDEX

ARTICLE 1. PURCHASE AND SALE OF SHARES		1
1.1.	Purchase and Sale	1
1.2.	Purchase Price	2
1.3.	Payments	2
1.4.	Adjustment for other Variables.	7
1.5.	Corporate Reorganization	11
1.6.	Management during the Earn Out Period	11
1.7.	Management Retention Bonus	12
ARTICLE 2. CLOSING		13
2.1.	Closing	13
2.2.	At the Closing	13
ARTICLE 3. CONDITIONS TO CLOSING		15
3.1.	Mutual Conditions	15
3.2.	Conditions to Obligation of Purchaser	16
3.3.	Conditions to Obligations of Sellers	18
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS		18
4.1.	Organization, Good Standing and Authority of the Company and its Subsidiaries. Capitalization.	19
4.2.	Corporate Documents	19
4.3.	Authority	19
4.4.	No Claims	19
4.5.	No Conflict	19
4.6.	Shares and Capital	20
4.7.	Options and Commitments	20
4.8.	Litigation	20
4.9.	Taxes	21
4.10.	Consents and Approvals	23
4.11.	Financial Statements	23
4.12.	Ordinary Course	24
4.13.	Liabilities	24
4.14.	Material Contracts	25
4.15.	Assets	25
4.16.	Banking & Finance	26
4.17.	Clients, Vendors & Suppliers	26
4.18.	Intellectual Property	27
4.19.	Employee Agreements	30
4.20.	Insurance	30
4.21.	Employees	30
4.22.	Compliance with Law; Permits	32
4.23.	Affiliated Transactions	32
4.24.	Dividends	33
4.25.	Sellers Credit	33
4.26.	Books and Records	33
4.27.	Office Leases	33
4.28.	Effects of Due Diligence	33
4.29.	No other Investments	33
4.30.	Foreign Corrupt Practices Act	34
4.31.	U.S. Sanctions, Export Control and Anti-Money Laundering Laws	34

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4.32.	Data Privacy	34
4.33.	Foreign Exchange Laws	35
4.34.	Environmental and Safety Laws	35
4.35.	Customs	35
4.36.	Brokers and Financial Advisors	35
4.37.	Solvency	36
4.38.	Material Adverse Effect	36
4.39.	No other Representation or Warranties. No Reliance	36
4.40.	Full Disclosure	36
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER		37
5.1.	Organization of Purchaser	37
5.2.	Authority	37
5.3.	No Conflict	37
5.4.	Consent and Approvals	37
5.5.	Legal Proceedings	37
5.6.	Funding	37
5.7.	No Brokers’ Fees	37
5.8.	Foreign Corrupt Practices Act	37
5.9.	U.S. Sanctions, Export Control and Anti-Money Laundering Laws	38
5.10.	No Other Representation or Warranties. No Reliance	38
ARTICLE 6. INDEMNIFICATION		39
6.1.	Indemnification by Sellers	39
6.2.	Indemnification by Purchaser	39
6.3.	Termination of Indemnification Obligations	40
6.4.	Grounds for Asserting Claims	41
6.5.	Remedy of Set-Off	41
6.6.	Process of Claiming Indemnification	41
6.7.	Gross up. Indemnity Payments	43
6.8.	Limitations of Liability	44
ARTICLE 7. COVENANTS		45
7.1.	Access to Information	45
7.2.	Conduct of Business	45
7.3.	Exclusivity	46
7.4.	Publicity	47
7.5.	Further Assurances	47
7.6.	Non-competition	47
7.7.	Non-Solicitation	48
7.8.	Antitrust Filing	48
7.9.	Cooperation	48
ARTICLE 8. SELLERS’ TAXES; COOPERATION		49
8.1.	Allocation	49
8.2.	Pre-Closing Taxable Periods	49
8.3.	Straddle Taxable Periods	49
8.4.	Cooperation	49
ARTICLE 9. TERMINATION		50
9.1.	Termination.	50
9.2.	Effect of Termination	50
9.3.	Effect of Closing	51
ARTICLE 10. GENERAL		51
10.1.	Amendment and Modification	51
10.2.	Waiver of Compliance	51

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10.3.	Severability	51
10.4.	Expenses	51
10.5.	Parties in Interest	51
10.6.	Notices	51
10.7.	Counterparts	53
10.8.	Entire Agreement	53
10.9.	Assignment	53
10.10.	Publicity. Disclosure	53
10.11.	Further Assurances	53
10.12.	Governing Law and Arbitration	53
10.13.	Attorneys Fee	54
10.14.	Confidential Information	54
10.15.	Interpretation	54
10.16.	Headings	55

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is entered into as of January 17, 2019 by and among, each of the selling shareholders identified as a Group A Seller or as a Group B Seller on Schedule B attached hereto (each such Seller, an “Individual Seller”, and jointly, the “Sellers”); Globant España S.A. (sociedad unipersonal) (“Globant” or the “Purchaser” and, together with the Sellers, each a “Party” and jointly, the “Parties”); and Avanxo (Bermuda) Limited, a company duly organized and existing under the Laws of the Islands of Bermuda, with registered office at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda (“Avanxo”, and together with its Subsidiaries (unless otherwise specifically stated herein), the “Company”).

WHEREAS, Sellers own collectively 100% of the issued and outstanding share capital stock, shares, special shares, partnership or membership interests, units of participation, equity securities, equity interests, other securities or other similar interests (however designated) or any other contractual obligation which would entitle any person to acquire any such interest in Avanxo and, indirectly, in any Subsidiary (as defined below) or otherwise entitle any person to share in the equity, capital, profit, earnings, losses or gains of Avanxo or any Subsidiary thereof (collectively and as applicable to Avanxo and/or any Subsidiary (as defined below), the “Shares”), as described in Exhibit A hereto.

WHEREAS, Avanxo owns or, at Closing will directly or indirectly own 100% of the Shares in the Subsidiaries, as described in Exhibit B hereto.

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, the Shares (the “Transaction”).

NOW, THEREFORE, in consideration of and subject to the promises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF SHARES

1.1.         Purchase and Sale. At Closing, and on the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer and deliver to Purchaser and/or its nominees, and Purchaser and/or its nominees shall purchase from Sellers, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, community property interests, security interests, agreements, claims or restrictions of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, recorded or unrecorded (individually a “Lien” and collectively the “Liens”), the Shares together with all rights attached or accruing to the Shares on the Closing Date, including without limitation, the right to receive all dividends, distributions, capital contributions or any return of capital declared, paid or made by the Company on or after the Closing Date, leaving the Sellers without any shareholding or membership interest of any nature whatsoever in Avanxo.

1.2.         Purchase Price. Subject to any adjustment as set forth herein, including those adjustments contemplated in Sections 1.3 and 1.4, to the extent applicable, and adjustments for Losses, the total aggregate consideration for the purchase by Purchaser of one hundred percent (100%) of the Shares, together with the goodwill and for all the other obligations of Sellers in accordance with this Agreement, including any non-competition and non-solicitation obligations assumed by the Sellers in this Agreement, shall be of $48,557,247 (the “Purchase Price”), calculated on a fully diluted basis, including any and all warrants, options and rights with respect thereto, whether or not currently exercisable and assuming a debt-free/cash-free balance sheet, payable to the Group A Sellers and the Group B Sellers in accordance with Section 1.4 and in proportion to their respective ownership of Shares of the Company within the same group of Sellers, as described in Schedule B hereto (such ownership percentage, the “Sellers’ Ownership Percentage”).

1.3.         Payments. Subject to the conditions set forth in this Agreement, the Purchase Price shall be payable to the Sellers, in each case in proportion to each of the Sellers’ Ownership Percentage, as applicable to each Group A Seller or Group B Seller, as follows:

1.3.1.      Payment to the Group A Sellers.

(a)	The total aggregate amount of the Purchase Price payable to the Group A Sellers will be an amount of up to $37,477,812 (the “Group A Payment”). At Closing, the Purchaser shall pay to the Group A Sellers an amount equal to the Group A Payment less any deduction or withholding as provided herein.

(b)	From the Group A Payment, an amount equal to $3,747,781 shall be deposited directly by Purchaser on behalf of Group A Sellers to an escrow fund of Group A Sellers and shall be held in escrow (the “Group A Sellers Escrow Amount”) as indicated below in this Agreement. The Group A Sellers Escrow Amount shall be deposited by the Purchaser into an escrow fund (the “Escrow Fund”) pursuant to the Escrow Agreement and shall be held in escrow until the twenty-four (24) month anniversary of the Closing Date and subsequently disbursed in accordance with the terms, conditions and provisions thereof. Any Group A Sellers Escrow Amount that shall be transferred to the Group A Sellers, shall be subject to any deduction or withholding as set forth in this Agreement (including, but not limited to the provisions of ARTICLE 6).

(c)	All amounts of the Group A Payment shall be payable in immediately available funds to the accounts of the Group A Sellers (the “Group A Sellers’ Accounts”) previously informed by each of the Group A Sellers to the Purchaser at least ten (10) Business Days before the Closing Date.

1.3.2.      Payments to the Group B Sellers. Earn Out Payments:

(a)	The total aggregate amount of the Purchase Price payable to the Group B Sellers will be an amount of $11,079,435, subject to any adjustment or deduction as provided herein, which shall be paid in accordance with the following payment schedule:

(i)	The amount of up to $3,461,292 (subject to adjustments and deductions as provided herein) shall be paid at Closing (“Group B First Payment”);

(ii)	The remaining amount of up to $7,618,143, subject to adjustments and deductions as provided herein (the “Earn Out Payments”), shall be paid to the Group B Sellers subject to the achievement of the Revenue Target, Gross Margin Target and Operating Margin Target, as described in Exhibit C hereto. Each of the foregoing, shall be measured with respect to the Company and based on the Purchaser’s audited financial statements, and accounting information, as prepared by Globant and audited by external auditors in accordance with Globant’s internal policies and procedures, consistently applied in accordance with international financial reporting standards (“IFRS”) to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(iii)	From the Group B First Payment, an amount equal to $1,107,943 shall be deposited directly by Purchaser on behalf of Group B Sellers to an escrow fund of Group B Sellers and shall be held in escrow (the “Group B Sellers Escrow Amount”, and together with the Group A Sellers Escrow Amount, the “Escrow Amount”) until the twenty-four (24) month anniversary of the Closing Date and subsequently disbursed in accordance with the terms, conditions and provisions thereof. Any Group B Sellers Escrow Amount that shall be transferred to the Group B Sellers, shall be subject to any deduction or withholding as set forth in this Agreement (including, but not limited to the provisions of ARTICLE 6).

(b)	All amounts of the Purchase Price payable to the Group B Sellers will be payable in immediately available funds to the accounts (the “Group B Sellers’ Accounts”) previously informed by each of the Group B Sellers to the Purchaser, at least ten (10) Business Days before the Closing Date.

(c)	At Globant’s sole and exclusive option, each of the Group B Sellers (or their designees) shall subscribe at Closing and at the time of payment of any amount payable under the Earn Out Payments the number of shares of Globant restricted common stock (the “G Shares”) that may be purchased in accordance with the calculation of the G Shares price per share set forth in paragraph (d) below for a total purchase price equal to 25% of the Group B First Payment or of any Earn Out Payment, as applicable (the “G Shares Amount”) by executing subscription agreements substantially in the form of Exhibit D hereto (the “Subscription Agreement”).

(i)	Subject to Globant’s exercise of the option provided in Section 1.3.2(c) herein, in order to determine the number of G Shares that the Group B Sellers are entitled to receive with respect to the G Shares Amount corresponding to the Group B First Payment, G Shares shall be valued at the price per share resulting on the volume weighted average trading price for the sixty (60) trading day period prior to Closing as quoted in the New York Stock Exchange (NYSE:GLOB). G Shares issued in accordance herewith shall be subject to a twelve (12) month lock-up period as of Closing and as provided in the applicable Subscription Agreement, during which the Group B Sellers shall not, without the prior written consent of Globant, offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the G Shares.

(ii)	Subject to Globant’s exercise of the option as provided in Section 1.3.2(c) herein, in order to determine the number of G Shares that the Group B Sellers will be entitled to receive with respect to the G Shares Amount in connection with any Earn Out Payment, G Shares shall be valued at the price per share resulting on the volume weighted average trading price of the sixty (60) trading day period prior to the correspondent date of payment of the applicable Earn Out Payment as quoted in the New York Stock Exchange (NYSE:GLOB). G Shares issued in accordance herewith shall be subject to a twelve (12) month lock-up period as of the correspondent date of payment and as provided in the applicable Subscription Agreement, during which the Group B Sellers shall not, without the prior written consent of Globant, offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the G Shares.

1.3.3.	Earn Out Payments. Earn Out Report. Dispute Resolution.

(a)	Within sixty (60) calendar days after the closing of each Earn Out Period, the Purchaser shall prepare and deliver to the Group B Sellers a report stating in reasonable detail the Purchaser’s determination of the applicable Earn Out Payment (the “Earn Out Report”) based on the Company’s financial statements on a consolidated basis and Exhibit C.

(b)	Within ten (10) Business Days from the date of delivery of the Earn Out Report, and irrespectively of whether the Group B Sellers deliver an Earn Out Objection Notice (as set forth in the next subsection), the Purchaser shall pay to the Group B Sellers the Earn Out Payment in immediately available funds by means of a deposit in the Group B Sellers Account.

(c)	Unless the Group B Sellers (acting jointly) object to Purchaser’s determination of the Earn Out Payment as set forth in an Earn Out Report by the delivery to Purchaser of a written notice setting forth the basis for such objection (an “Earn Out Objection Notice”) within twenty (20) Business Days after the Group B Sellers’ receipt of the Earn Out Report (or if, at any time, Sellers, acting jointly, deliver to Purchaser a written notice expressly accepting the Earn Out Report), the Earn Out Report shall be conclusive and binding for all purposes of this Agreement, in the absence of any manifest error.

(d)	In the event that the Group B Sellers (acting jointly) timely deliver an Earn Out Objection Notice, Purchaser and the Group B Sellers shall first use diligent good faith efforts to resolve such dispute between themselves and the Purchaser shall deliver in due time to the Group B Sellers copy of all the relevant information used to prepare the Earn Out Report. If they are unable to resolve such dispute within thirty (30) calendar days after the delivery of the Earn Out Objection Notice, then the dispute shall be submitted to a financial arbitrator (the “Financial Arbitrator”) (acting as arbitrator and not as an expert) for determination as follows:

(i)	The Group B Sellers, will nominate, within the ten (10) Business Days following the failure to resolve directly the dispute, two (2) firms from the list of accounting firms listed in Schedule C under items 1 to 4 thereof.

(ii)	The Purchaser will have a term of ten (10) Business Days following the receipt of the nomination for Financial Arbitrators to elect one of the firms from the two (2) firms designated by the Group B Sellers. If the Purchaser fails to choose a firm within the given time, the Group B Sellers will choose the Financial Arbitrator from the two (2) firms designated by the Group B Sellers. In case the designated firm is not able to act as a Financial Arbitrator, the other firm designated by the Group B Sellers shall be deemed chosen by the Purchaser or the Group B Sellers, as the case may be, to act as Financial Arbitrator. In case this second firm is not able to act a a Financial Arbitrator, Purchaser or Group B Sellers, as the case may be, shall choose from the other two firms listed in Schedule C under items 1 to 4. In case none of the firms listed under items 1 to 4 of Schedule C are able to act as Financial Arbitrators, the Group B Sellers shall nominate the firms listed under items 5 and 6 of Schedule C for Purchaser to elect one of such two (2) firms. In case the designated firm is not able to act as a Financial Arbitrator, the other firm designated by the Group B Sellers shall be deemed chosen by the Purchaser to act a Financial Arbitrator. If neither of such firms are able to act as Financial Arbitrators, Purchaser and Group B Sellers shall jointly agree on the nomination of a reputable firm to act as Financial Arbitrator. If they cannot reach an agreement on who the Financial Arbitrator shall be, within the ten (10) Business Days following the date on wich the last of the firms listed on Schecule C, refused to act as Financial Arbitrator, then the Arbitration provision in Section 10.12 shall apply.

(iii)	The Purchaser and the Group B Sellers (acting jointly) shall submit to the Financial Arbitrator, within fifteen (15) Business Days after the date of the engagement of the Financial Arbitrator, copies of (A) the applicable Earn Out Report, (B) the Earn Out Objection Notice, and (C) a list of all unresolved objections raised by the Group B Sellers with respect to the calculation of the Earn Out Payment in the applicable Earn Out Report (the “Unresolved Earn Out Objections”). Each of the Purchaser and the Group B Sellers (acting jointly) shall submit to the Financial Arbitrator (with a copy delivered to the other Parties on the same day), within the thirty (30) calendar days following the date of the engagement of the Financial Arbitrator, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Earn Out Objections. It is hereby clarified that, in the context of a dispute submitted to the Financial Arbitrator, the Purchaser shall –at its exclusive discretion– be allowed to request, and the Financial Arbitrator shall be required to conduct, a complete examination of the determination of the applicable Earn Out Payment. For purposes thereof, it is understood that the Purchaser’s initial determination of the Earn Out Payment set forth in the Earn Out Report shall in no case be deemed an acknowledgement or recognition of a minimum payment in favor of the Group B Sellers. Accordingly, the calculation of the applicable Earn Out Payment determined by the Financial Arbitrator may result in a lesser amount than the Earn Out Payment as initially calculated by the Purchaser. The Financial Arbitrator may, at its discretion, conduct a meeting concerning the Unresolved Earn Out Objections, at which meeting Purchaser and the Group B Sellers (or their designees) shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the Unresolved Earn Out Objections, and except as set forth in the previous sentence, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of the Purchaser and the Group B Sellers (acting jointly) shall make available to the other Party and the Financial Arbitrator, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as the Financial Arbitrator may reasonably request to review the Earn Out Report and to resolve the Unresolved Earn Out Objections.

(iv)	Within the sixty (60) calendar days following the date of the engagement of the Financial Arbitrator, the Financial Arbitrator shall prepare and distribute to the parties a written report setting forth the Financial Arbitrator’s determination of the Earn Out Payment and the Financial Arbitrator’s reasons therefor (the “Financial Arbitrator Determination”). Purchaser shall then be obligated to make the applicable Earn Out Payment pursuant to this Agreement as if such Earn Out Payment calculation (made pursuant to the Financial Arbitrator Determination) had been set forth in the original applicable Earn Out Report. The decision rendered by the Financial Arbitrator and set forth in the Financial Arbitrator Determination shall be final, conclusive and binding upon the parties, judgment thereon may be entered and enforced in any court of competent jurisdiction, and such decision shall not be subject to appeal by any Party.

(v)	The fees and expenses of the Financial Arbitrator in connection with the resolution of disputes pursuant to this Agreement shall be allocated among the Purchaser and the Group B Sellers in a proportion to be determined taking into consideration the proportional difference between the Financial Arbitrator’s final determination of the Earn Out Payment vis-à-vis the respective positions of the parties on the Unresolved Earn Out Objections as set forth in the memorandum referred in paragraph (a) above. For example, if, when submitting the Unresolved Earn Out Objections to the Financial Arbitrator, the Group B Sellers’ (acting jointly) claim that the applicable Earn Out Payment is $2,000 greater than the amount determined by Purchaser when submitting the dispute to the Financial Arbitrator, and the Financial Arbitrator ultimately resolves the dispute by determining in favor of the Group B Sellers $1,300 of the $2,000 contested, then the costs and expenses of arbitration will be allocated 65% (i.e., 1,300 ÷ 2,000) to Purchaser and 35% (i.e., 700 ÷ 2,000) to the Group B Sellers. Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 1.3.3(d)(v). Within the Group B Sellers, each Group B Seller shall be responsible for its portion of the fees and expenses of the Financial Arbitrator on a pro rata basis according to each Group B Sellers’ Ownership Percentage.

Any difference between any amount paid by the Purchaser as Earn Out Payment and the final amount of the Earn Out Payment (as determined pursuant to the Financial Arbitrator Determination) shall be paid in immediately available funds to the Group B Sellers or the Purchaser, as applicable, within five (5) Business Days from the date in which the Financial Arbitrator Determination is notified to the Group B Sellers and the Purchaser, in the Group B Sellers Account or the account designated in writing by the Purchaser at least three (3) Business Days prior to such payment, as the case may be.

1.4.	Adjustment for other Variables.

1.4.1.	Working Capital Adjustment.

(a)	The Purchase Price has been established considering that at Closing the Company shall have the required net working capital to conduct their operations in the ordinary course of business in an amount of not less than the average Working Capital of the Company for the six (6) full calendar months prior to the Closing Date (the “Target Net Working Capital”). In this Agreement, the term “Net Working Capital” refers to current assets minus current liabilities; where current assets are comprised of accounts receivable, prepaid expenses and other current assets, and current liabilities are comprised of accounts payable and accrued expenses (including payment of reasonable fees, expenses and costs associated to the auditing of the financial statements of Avanxo Argentina S.A. and Avanxo Colombia, for the applicable fiscal periods until and including 2018 and payment of reasonable fees, expenses and costs associated with the preparation and issuance of any applicable transfer pricing reports in connection with intercompany operations performed by and between Avanxo and its Subsidiaries, in compliance with transfer pricing rules and regulations for the applicable periods until and including the Closing Date and, for purposes of calculating the Definitive Working Capital (as defined below) only, excluding any accounting provisions regarding the 2018 Bonus Payments, and excluding liabilities relating to services not yet rendered as of the Closing Date but already collected), as determined in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail. An example of the calculation and items to be reflected in the Target Net Working Capital are included in Schedule 1.4.1 (a) attached hereto.

(b)	Within ninety (90) calendar days following Closing, the Purchaser shall review and confirm that the Net Working Capital of the Company at Closing was at least equal to the Target Net Working Capital and shall calculate and determine the actual Net Working Capital of the Company at Closing (the “Definitive Net Working Capital”) in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(c)	If the Definitive Net Working Capital is greater than the Target Net Working Capital, then the amount that results from subtracting the Target Net Working Capital from the Definitive Net Working Capital, shall be paid by Purchaser to the Sellers, in proportion to the Sellers’ Ownership Percentage, within the five (5) Business Days following the date in which the Definitive Net Working Capital was finally determined to the Group A Sellers Accounts and the Group B Sellers Accounts. If the Definitive Net Working Capital is less than the Target Net Working Capital, then the amount that results from subtracting the Definitive Net Working Capital from the Target Net Working Capital, shall be paid by the Sellers, in proportion to the Sellers’ Ownership Percentage, to Purchaser within the five (5) Business Days following the date in which the Definitive Net Working Capital was finally determined to the account designated in writing by Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the other Party, or (ii) request payment of the corresponding amount from the Escrow Amount as set forth in Section 1.3 herein. Any amount that has been collected from the Escrow Amount, must be repaid by the Party that failed to make due payment within the following five (5) Business Days from the date on which such payment has been taken from the Escrow Fund. For the avoidance of doubt deductions shall be made to the corresponding Seller severally but not jointly.

1.4.2.	Account Receivables Adjustment.

(a)	Four (4) Business Days prior to Closing, the Sellers shall deliver to Purchaser a certificate including a list of the Company’s Accounts Receivable as of such date, including the amount and due date or each Account Receivable (the “Accounts Receivable Certificate”).

(b)	Within the five (5) Business Days following the Closing Date, Purchaser shall deliver to Sellers an updated Accounts Receivable Certificate, including a list of the Company’s Accounts Receivable as of Closing, in the same format as the Accounts Receivable Certificate (the “Closing Date Accounts Receivable Certificate”).

(c)	On a date no later than twelve months after the Closing Date Sellers (including Group A Sellers and Group B Sellers) shall compensate Purchaser, in proportion to the Sellers’ Ownership Percentage, to the extent any Accounts Receivable outstanding on the Closing Date, as listed in the Closing Date Accounts Receivable Certificate, remain uncollected within 120 calendar days following the due date of each of such Accounts Receivable for any reason whatsoever (including its accounting as Bad Debt) (each an “Account Receivable Reduction”).

(d)	Any Account Receivable Reduction shall be paid by the Sellers, in proportion to the Sellers’ Ownership Percentage, on a date no later than five (5) Business Days after each Account Receivable Reduction has been communicated to the Sellers and in any event no later than twelve months after the Closing Date to the account designated in writing by Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid within the aforementioned 5-Business Day period, the Purchaser shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the Sellers, or (ii) request payment of the corresponding amount from the Escrow Amount as set forth in Section 1.3 herein. Any amount that has been collected from the Escrow Amount, must be repaid by the Sellers within the following five (5) Business Days from the date on which such payment has been taken from the Escrow Amount. For the avoidance of doubt deductions shall be made to the corresponding Seller severally but not jointly.

(e)	The Parties acknowledge and agree that the Company has no obligation to initiate any collection proceeding of any nature with respect to uncollected accounts, but will handle such accounts receivable in the ordinary course of business and will do its commercially reasonable efforts to collect them during the 120 calendar days following their due date.

1.4.3.	Minimum Cash Adjustment.

(a)	Four (4) Business Days prior to Closing, the Sellers shall calculate and provide an estimate of the Minimum Cash as of the Closing Date and the Estimated Cash at Closing (as defined below) and deliver such information together with the relevant information used for such calculation to the Purchaser (“Estimated Closing Cash Certificate”).

(b)	The amount payable to Sellers at the Closing (the “Closing Date Payment”) shall be the Purchase Price adjusted, in proportion to the Sellers’ Ownership Percentage, either by (1) an increase, in the amount that the Estimated Cash at Closing exceeds the Minimum Cash or (2) a decrease, in the amount that the Minimum Cash exceeds the Estimated Cash at Closing.

(c)	Within ninety (90) calendar days following Closing, the Purchaser shall prepare and deliver to Sellers a statement setting forth its calculation of the Cash as of immediately prior to the Closing, (the “Closing Cash Statement”). Such calculation shall be made in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(d)	If the definitive Cash at Closing as determined in the Closing Cash Statement (the “Definitive Cash at Closing”) is greater than the estimated Cash at Closing as determined in the Estimated Closing Cash Certificate (the “Estimated Cash at Closing”) then, the amount that results from subtracting the Estimated Cash at Closing from the Definitive Cash at Closing, shall be paid by Purchaser to Sellers, in proportion to the Sellers’ Ownership Percentage, within the five (5) Business Days following the date in which the Definitive Cash at Closing was finally determined to the Group A Sellers Accounts and the Group B Sellers Accounts. If the Definitive Cash at Closing is lesser than the Estimated Cash at Closing, then the amount that results from subtracting the Definitive Cash at Closing from the Estimated Cash at Closing, shall be paid by Sellers, in proportion to the Sellers’ Ownership Percentage, to Purchaser within the five (5) Business Days following the date in which the Definitive Cash at Closing was finally determined to the account designated in writing by Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the other Party, or (ii) request payment of the corresponding amount from the Escrow Amount as set forth in Section 1.3 herein. Any amount that has been collected from the Escrow Amount, must be repaid by the the Party that failed to make due payment within the following five (5) Business Days from the date on which such payment has been taken from the Escrow Fund. For the avoidance of doubt deductions shall be made to the corresponding Seller severally but not jointly.

Adjustments. Dispute Resolution. In case of any controversy in connection with the adjustments provided for in Sections 1.4.1, 1.4.2, and 1.4.3, the Parties shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the other Parties indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in Section 1.3.3(d) shall apply mutatis mutandi.

1.4.5.	Additional Adjustments.

(a)	In the event that: (i) any Group B Seller or Key Employee violates the Non-Competition and/or Non-Solicitation Obligations set forth in this Agreement, or (ii) there is a “Cause for Non-Payment” (as defined below) prior to December 31, 2020; then the breaching Group B Seller or the Group B Seller related to the breaching Key Employee as described in Schedule 1.4.5 hereof (the “Breaching Group B Seller”) shall not be entitled to receive, and the Purchaser shall not be required to pay, any theretofore unpaid Earn Out Payments under Section 1.3.2 that would otherwise have been distributed or paid to the Breaching Group B Seller in accordance therewith. In such event, the total amount of any theretofore unpaid Earn Out Payments under Section 1.3.2 shall be reduced by the total amount of any unpaid Earn Out Payment forfeited by such Breaching Group B Seller and the Purchaser shall be entitled to retain such forfeited amount.

For the purposes of this Agreement, a “Cause for Non-Payment”shall be deemed to exist if an ad-hoc committee of Globant S.A., to be comprised of the Chairman of the audit committee, the Chief People Officer and the Chief Executive Officer of Globant S.A., determines that the Group B Seller or the related Key Employee:

(i)	willfully and materially violated any written Company and/or Purchaser’s material policies or material standards of conduct;

(ii)	represented the Company, the Purchaser or any Affiliate thereof in businesses out of its corporate purposes or performs on behalf of any of them acts of mere indulgence, which for the purposes of this Agreement are defined as significant acts without consideration for the Company, the Purchaser or any Affiliate thereof, including but not limited to, transactions with any related party of any of the Sellers and/or granting guarantees for third parties’ obligations;

(iii)	failed to comply with his Non-Competition and/or Non-Solicitation Obligations set forth in this Agreement;

(iv)	has been disqualified from acting as a manager, director or officer under any applicable Law or by virtue of a final, non-appealable, criminal conviction; or for being under the effects of penalty which forbids, even temporarily, the access to public office or to carry out acts of commerce; or for being convicted for bankruptcy, fraud, bribe, corruption, misrepresentation, graft or embezzlement crimes or crimes against the public economy, the national financial system, antitrust Laws, consumer protection Laws and crimes against public faith or property pursuant to a final, non-appealable decision; or is convicted of pursuant to a final, non-appealable decision, or pleads no contest or guilty to, a misdemeanor that the Purchaser reasonably believes has had or will have a material detrimental effect on the Company, or any felony;

(v)	has been formally accused in a proceeding by a relevant prosecutor or Governmental Body of making or receiving illegal payments and returns, as well as any corruption acts, or of committing any act of personal dishonesty that is intended to result in Key Employee’s personal enrichment, or any willful act that constitutes gross misconduct;

(vi)	intentionally breached a material confidentiality obligation arising from this Agreement or any other agreement his employment relationship with the Company, Purchaser or any Affiliate thereof, that affects and damages the business of the Company, the Purchaser or any Affiliate thereof or the business of any of their clients; or

(vii)	performed negligent acts or omissions or acts of defamation, libel and slander against the Company, or the Purchaser or any Affiliate thereof.

(b)	In the event that any Key Employee’s employment is voluntarily terminated by such Key Employee prior to December 31, 2020 (each such Key Employee, a “Voluntary Leaver”), the respective Group B Seller related to such Voluntary Leaver will remain entitled to receive, subject to the achievement by the Company of the relevant targets described in Exhibit C and any other adjustments and deductions as provided herein, any theretofore unpaid Earn Out Payment; provided, however, that in such case the Purchaser shall have the right to defer any theretofore unpaid Earn Out Payment under Section 1.3.2 that the respective Group B Seller related to such Voluntary Leaver is otherwise entitled to receive, until the Deferred Payment Date. The “Deferred Payment Date” shall mean such date that the Purchaser is satisfied, in its sole discretion, that all debts, payments, liabilities or obligations (whether contractual or otherwise) owing, or which could reasonably be expected to be owing, by the Voluntary Leaver –or by the Group B Seller related to such Voluntary Leaver– to the Purchaser have expired or otherwise been discharged in full, but in no event before (i) thirty-six (36) months from the Closing Date; or (ii) eighteen (18) months of termination of employment with the Company of the relevant Voluntary Leaver; whichever occurs last. All such payments shall be subject to Purchaser’s right of setoff pursuant to Section 6.5. In addition, the Purchaser shall have the right to offset any such payments against any damages arising from or relating to the respective Group B Seller’s or the related Voluntary Leaver’s breach of the Non-Competition and/or Non-Solicitation Obligations set forth in this Agreement, as applicable.

(c)	In the event of permanent disability or death of a Key Employee, the related Group B Seller, or his legal successors or representatives, as the case may be, shall be entitled to receive, subject to the achievement by the Company of the relevant targets described in Exhibit C and any other adjustments and deductions as provided herein, all Earn Out Payments under Section 1.3.2 in accordance with the payment schedule and conditions set forth therein.

(d)	In the event of dismissal other than for Cause for Non-Payment of a Key Employee by the Company, then the respective Group B Seller related to such Key Employee shall be entitled to receive, subject to any applicable adjustments and deductions as provided herein, all Earn Out Payments under Section 1.3.2 in accordance with the payment schedule and conditions set forth therein; provided that, in such case, the relevant targets described in Exhibit C, corresponding to the Earn Out Period during which the dismissal took place and any subsequent Earn Out Periods, shall be deemed to have been achieved at 100%.

1.5.        Corporate Reorganization. Nothing in this Agreement or any ancillary document shall prevent Globant from executing any corporate reorganization of any nature. If after Closing, the Purchaser decides to execute any corporate reorganization as a result of which the Company ceases to exist as currently known, either by way of merger, consolidation, split-up, or otherwise, the Purchaser and the Sellers agree that the financial targets and milestones necessary to determine the payment contemplated under Section 1.3 of this Agreement shall be calculated separately as if such corporate reorganization had not occurred and the Company continued to be a separate corporate group as currently known. In such case, any and all references to the “Company” in sections of this Agreement relating to the calculation of the payments contemplated in Section 1.3 hereof shall be deemed a reference to the relevant business unit that continues the Company’s business within Globant’s organization.

1.6.        Management during the Earn Out Period.

1.6.1.     The Parties agree and acknowledge that Purchaser shall be responsible for the management, supervision, direction and control of the Company, provided that Purchaser shall not, directly or indirectly, take any actions in bad faith with the intention of avoiding or reducing the Earn Out Payment hereunder, shall exercise commercially reasonable efforts to pursue the business in good faith after the Closing and shall not charge the Company and/or its subsidiaries fees, royalties or other similar charges that are not in line with the fees, royalties, or similar charged to all other Globant subsidiaries.

1.6.2.      The Key Employees shall have such roles and responsibilities as detailed in their respective employment agreement, their non-disclosure agreement included as an exhibit in their respective employment agreement and subject to compliance with applicable Law and the generally applicable internal policies of Globant, including financial, legal, human resources, approved budgets, banking and treasury policies.

1.6.3.      The Key Employees and Globant shall work together in good faith for the Company to adopt Globant processes and tools during the Earn Out Period, seeking efficiencies and managing the Company as a business unit within the Globant group of companies.

1.6.4.      The Key Employees and Globant management shall have periodic meetings, at least quarterly, which can also be conducted electronically, telephonically or by any other means of simultaneous communication of voice, images or data to review the performance and the prospects of the Company during the Earn Out Period.

1.6.5.      The Group B Sellers acknowledge and agree that (i) there is no assurance that the Group B Sellers will receive any Earn Out Payment and Purchaser has not promised or projected any Earn Out Payment, and (ii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

1.6.6.      The Parties understand and agree that (i) the contingent rights to receive any Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser or the Company, (ii) Group B Sellers shall not have any rights as a security holder of Purchaser or the Company as a result of Group B Sellers’ contingent right to receive any Earn Out Payment hereunder, and (iii) no interest is payable with respect to any Earn Out Payment, provided they are duly and timely paid.

1.7.         Management Retention Bonus. The Parties acknowledge and agree that Cash payments in the aggregate amount of up to $1,300,000 (including any withholding, Taxes, social security and other contributions) will be paid by the Company to certain employees of the Company as set forth in Schedule 1.7 (the "Retention Bonus").

1.7.1.      Such payments will be made in three installments as follows:

(a)	the first installment in the amount of up to $325,000 shall be distributed within sixty (60) calendar days following Closing,

(b)	the second installment in the amount of up to $487,500 shall be distributed during March 2020; and

(c)	the third installment in the amount of up to $487,500 shall be distributed during March 2021.

1.7.2.      The Sellers’ contribution to the Retention Bonus will be as set forth in Schedule 1.7 and shall be deducted from the Group A Payment, the Group B First Payment and the Earn Out Payments payable to the Group B Sellers, as indicated therein. The Purchaser’s contribution to the Retention Bonus will be as set forth in Schedule 1.7.

1.7.3.      The Group B Sellers shall cooperate with the Company in connection with the distribution of the Retention Bonus to employees of the Company and all related employee communications.

1.7.4.      The Retention Bonus will not be taken into account for the calculation or payment of the Definitive Working Capital or the Earn Out Payment.

ARTICLE 2.
CLOSING

2.1.         Closing. Subject to the provisions of ARTICLE 3 below, the closing (“Closing”) shall take place remotely through the exchange of electronic images of execution versions of the closing documents required to consummate the transaction under this Agreement and electronic images of signatures thereto, at 10:00 a.m. Bermuda time on February 1, 2019 and if Closing does not occur on such date, on the date that is five (5) Business Days after the last of the Conditions to Closing is satisfied or waived by the applicable Party hereto (the “Closing Date”). Following the Closing, the Parties will exchange executed originals of the closing documents referred to below. If the Closing does not occur by March 1, 2019 (unless extended to April 1, 2019 by the Purchaser), then this Agreement, and the obligations of each Party under this Agreement, shall automatically terminate and be of no force and effect.

At Closing, the events set out in the following provisions of this ARTICLE 2 shall take place simultaneously. The obligations of each of the Parties in this ARTICLE 2 are interdependent and the Closing will not occur unless all of these obligations are complied with and are fully effective or waived by the applicable Party.

2.2.         At the Closing.

2.2.1.      The Purchaser shall make payment of the Group A Payment to the Group A Sellers and of the Group B First Payment to the Group B Sellers in respect of the Shares, in the manner contemplated in Sections 1.2 and 1.3 above and adjusted as set forth in Section 1.4.3(b). The Group A Payment and the Group B First Payment (adjusted as set forth in Section 1.4.3(b)) shall be paid in the manner described in an instruction in the form of a flow of funds memo to be sent by the Sellers at least four (4) Business Days prior to Closing.

2.2.2.      Each of the Sellers shall execute and deliver to the Purchaser any and all documents in form and substance satisfactory to the Purchaser, such that as on the Closing Date, the Sellers shall have sold, transferred and assigned the Shares to Purchaser, and the Purchaser will, directly and/or through its Affiliate(s), own one hundred percent (100%), and not less than one hundred percent (100%), of the Shares, free and clear of any Liens provided further that Sellers shall have withdrawn as directors and officers of Avanxo and its Subsidiaries and Purchaser shall have been admitted as the sole shareholder of Avanxo.

2.2.3.      As applicable, Avanxo, its Subsidiaries and each of the Sellers shall convene meetings of their shareholders and board of directors, as applicable (or act by unanimous written consent, if permitted) wherein resolutions to take the following actions shall be duly adopted:

(a)	Approval of the transfer of the Shares to the Purchaser and/or its nominee;

(b)	The appointment of such persons as the Purchaser may nominate as directors and officers of the Company and its Subsidiaries;

(c)	Accept and record the resignations of the persons referred to in Section 2.2.5 below; and

(d)	Take all such other actions as may be required to be undertaken by Avanxo, its Subsidiaries and the shareholders thereof under their organizational documents or by any applicable Law for the time being in force, to give effect to the transaction contemplated hereby, including by way of making appropriate entries in the statutory registers of the Company and its Subsidiaries and making any filings with any Companies Registry or similar authority in each applicable jurisdiction.

2.2.4.      The register of members of Avanxo shall be updated as soon as practicable under applicable Law to reflect the Purchaser and/or any Affiliate as the legal and beneficial owner of the Shares.

2.2.5.      Each outgoing officer and director of Avanxo and any Subsidiary shall deliver a resignation, release and a waiver of claims for fees, labor and any other dues whatsoever, and their resignation from any appointment as attorney-in-fact issued by the Company and its Subsidiaries satisfactory to the Purchaser.

2.2.6.      The Sellers shall deliver to the Purchaser the Disclosure Schedules, including without limitations the information described in Section 4.11.1 in form and substance satisfactory to the Purchaser and shall ensure that the following remain with the Company and or the Subsidiaries, as applicable:

(a)	all original and signed documents and contracts, all information and details of the Avanxo’s bank accounts, bank statements checkbooks, digital certificates and passwords;

(b)	all other files, papers, statutory documents and records as may be inter alia maintained under applicable Laws related to the Company as may be in their possession; and

(c)	all documents relating to the Intellectual Property rights and confidential information of the Company, without retaining any copies thereof; and shall also deliver any other property belonging to the Company which may be in the possession of the Sellers or any nominee or Affiliate of the Sellers.

2.2.7.      The Group B Sellers or their designees shall execute the Subscription Agreement in substantially the form set forth in Exhibit D, to the extent applicable; and

2.2.8.      The Key Employees and the Management Team shall execute the applicable non-disclosure agreements (and in the case of those employees of any U.S. entity, also an arbitration agreement) in substantially the form set forth in Exhibit E (each such agreement, a “Non-Disclosure Agreement”).

2.2.9.      Sellers and Purchaser shall execute and deliver the Escrow Agreement.

2.2.10.    Sellers shall execute and deliver to Purchaser a certificate from each Seller stating that, as of the Closing Date, (a) each of the representations and warranties of the Sellers set forth in ARTICLE 4 of this Agreement remain true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; (b) the obligations contained in this Agreement to be performed or complied by Sellers on or prior to the Closing Date, shall have been performed or duly complied with in all material respects; and (c) the conditions set forth in Section 3.2.5, 3.2.9, 3.2.10 and 3.2.11 have been complied.

2.2.11.     Purchaser shall execute and deliver to Sellers a certificate stating that, as of the Closing Date, (a) each of the representations and warranties of Purchaser set forth in ARTICLE 5 of this Agreement remain true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; and (b) the obligations contained in this Agreement to be performed or complied by Purchaser on or prior to the Closing Date, shall have been performed or duly complied with in all material respects.

2.2.12.     Sellers and Purchaser shall execute and deliver any other instruments or documents and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

Upon accreditation of the Group A Payment and the Group B First Payment of the Purchase Price in the respective accounts, the Sellers shall deliver to the Purchaser a duly executed acknowledgement confirming receipt of the Group A Payment and the Group B First Payment of the Purchase Price, as applicable. Any swift confirmation messagge from the respective bank shall be evidence of the transfer of the Group A Payment and the Group B First Payment of the Purchase Price.

ARTICLE 3.
CONDITIONS TO CLOSING

3.1.          Mutual Conditions. The respective obligations of Sellers and Purchaser to effect the Transaction are subject to the satisfaction on or prior to the Closing Date of the following conditions:

3.1.1.       No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Body other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

3.1.2.       No Action. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding against any of the Parties or any Affiliate of any of the Parties: (a) challenging or seeking the recovery of damages in connection with the transactions contemplated by this Agreement or any other Transaction Document; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of any of the Shares; or (c) that (if adversely determined) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any other Transaction Document. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, arising from any of the foregoing Legal Proceedings.

3.1.3.       Antitrust. Sellers and Purchaser shall have received an acknowledgement or “acuse de recibo” in relation with the antitrust filing in connection with the transaction contemplated hereby from the Colombian Superintendencia de Industria y Comercio, as antitrust authority.

3.1.4.       Consents. Sellers and Purchaser shall have received all consents, authorizations, orders and approvals from the Governmental Bodies, in each case, in form and substance reasonably satisfactory to Purchaser or Sellers, as applicable, and no such consent, authorization, order and approval shall have been revoked.

3.2.          Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Transaction is subject to the satisfaction of the following conditions, unless waived, in whole or in part, by Purchaser:

3.2.1.       Each of the representations and warranties of the Sellers set forth in ARTICLE 4 below, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date;

3.2.2.       Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and no breach of any material covenant included in ARTICLE 7 has occurred;

3.2.3.       The members of Avanxo (Bermuda) Limited passing a resolution (in a form satisfactory to the Purchaser), authorizing the person(s) signing this Agreement to so sign and confirming that the proposed sale of the Shares in the manner set out in this Agreement is in accordance with the provisions of its constitutional documents;

3.2.4.       Sellers shall have provided evidence reasonably satisfactory to the Purchaser of the transfer to Avanxo or any Subsidiary, as applicable, of any and all shares held by any entity or individual (including but not limited to Sellers and/or Key Employees) in the applicable Subsidiaries’ corporate stock including but not limited to those listed in Schedule 3.2.4;

3.2.5.       Sellers having obtained the requisite waivers of any rights of first refusal or other restrictions on transfer from the members of Avanxo in respect of the sale of their respective proportion of the Shares to the Purchaser;

3.2.6.       As provided in Section 2.2.5 above, the Sellers shall have delivered letters of resignation, release and waivers of claim (in a form satisfactory to the Purchaser) as Avanxo’s and/or Subsidiaries’ officers, managers and managing members effective on and from the Closing Date;

3.2.7.       Sellers shall have provided evidence reasonably satisfactory to the Purchaser of the termination of (i) any shareholders’ agreement entered into by and among Avanxo and any of the Sellers, including but not limited to the Shareholders’ Agreement of Avanxo dated as of November 22, 2013, entered into by and between the persons listed in Schedule 3.2.7, as amended and/or complemented by additional documents (the “Shareholders’ Agreement”), (ii) the Side Letter among the persons listed in Schedule 3.2.7, dated November 19, 2013, regarding the maintenance of the Put Option set forth in the shareholders agreement of Avanxo Bermuda Limited, dated November 30, 2009, (iii) the Letter Agreement among the persons listed in Schedule 3.2.7 setting forth certain indemnification obligations, dated December 28, 2009, (iv) the consulting agreement between the parties listed in Schedule 3.2.7, dated January 11, 2018, and (v) the office management, legal, financial and consulting services agreement between the parties listed in Schedule 3.2.7 dated August 1, 2018;

3.2.8.       Sellers shall have provided a release from the persons listed in Schedule 3.2.8 of the full payment and absence of any owed amounts regarding fees or any other amount owed to such persons in connection with the rendering of consulting services, management, operational developments, strategic planning and strategic alliances, performance reviews, access to Marseilles’s network of business relationships, partners and advisors or any other advice, service or assessment pursuant to Section 8 of the Shareholders’ Agreement, or pursuant to any other arrangement entered into by and among all or some of the persons listed in Schedule 3.2.8 and the Company prior to the Closing Date;

3.2.9.       All approvals, consents, ratifications, permissions, permits, waivers or authorizations (including any governmental approval, authorization or clearance and the waivers under the agreements listed in Schedule 3.2.9) required for the purchase and sale of the Shares shall have been obtained and are in full force and effect;

3.2.10.      There shall not have occurred any Material Adverse Effect, and no event, circumstance or other Effect shall have occurred or shall exist that, in combination with all other events, circumstances and other Effects, would reasonably be expected to have or result in a Material Adverse Effect. “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse and relating to (a) the condition, usefulness, value or prospective benefits of the Shares; (b) the condition, liabilities, operations, results of operations or prospects of the businesses operated by the Company; or (c) Purchaser’s right or ability to own or otherwise exercise rights of a holder of the Shares provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i) changes in the general economic or political conditions or the financing, banking, currency, capital markets, markets, or industries in which the Company conduct its businesses that are not reasonably expected to have a disproportionate adverse impact on the Company; (ii) changes in Laws or interpretations thereof or changes in accounting requirements or principles that are not reasonably expected to have a disproportionate adverse impact on the Company; (iii) Purchaser’s announcement of the pendency or consummation of the transactions contemplated by this Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the business; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not commenced before or after the date of this Agreement; or (v) any action required to be taken after the date of this Agreement under any (A) Law or, (B) judgment, in each case existing as of the date of this Agreement and disclosed by the Sellers to Purchaser in the Disclosure Schedule;

3.2.11.      All stock options, warrants and other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or other equity interests or securities of the Company shall have been terminated, on terms and conditions satisfactory to the Purchaser;

3.2.12.      Sellers shall have provided wire instructions to the Purchaser in order for Purchaser to perform payment of the Group A Payment and the Group B First Payment, as described in Section 1.4 hereof.

3.2.13.      Sellers shall have excuted and delivered to Salesforce.com Inc. a letter substantially in the terms set forth in Exhibit F and provided a communication from Salesforce.com Inc. acknowledging the transaction instrumented hereby on terms and conditions reasonably satisfactory to Purchaser.

3.2.14.      The Company shall have delivered all information for access and management of all Internet domain names (whether or not Trademarks) registered by any authorized private registrar or Governmental Body, web addresses, web pages, websites and URLs used in the business of the Company are owned by the Company or one or more of its Subsidiaries.

3.2.15       Purchaser shall have received each item required to be delivered to it pursuant to Section 2.2.

3.3.          Conditions to Obligations of Sellers. The obligation of Sellers to effect the transaction is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Sellers:

3.3.1.       Each of the representations and warranties of Purchaser set forth in ARTICLE 5 of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; and

3.3.2.       Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement at or prior to the Closing Date;

3.3.3.       Sellers shall have received each item required to be delivered to them pursuant to Section 2.2.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to the Purchaser, severally and not jointly with respect to the Company, and each Seller individually with respect to representations and warranties relating to such Seller, that, except as set forth on the Disclosure Schedule attached as Schedule C to this Agreement (the “Disclosure Schedule”), the following representations are true and complete as of the date hereof and as of the Closing Date, except as otherwise indicated or for such representations and warranties that according to their terms are made as of a different specific date, in which case such representations and warranties shall be deemed made only as of such specific date. The Disclosure Schedule and all such documents and materials are true, correct and complete in all material respects as of the date furnished. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 4, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 4 to the extent it is readily apparent from a reading of the face of the disclosure (without independent reference to the text of any documents or agreements referred to therein) that such disclosure is applicable to such other sections and subsections.

4.1.          Organization, Good Standing and Authority of the Company and its Subsidiaries. Capitalization.

4.1.1.       Avanxo is a limited liability company duly organized and validly existing, and is in good standing under the Laws of the jurisdiction of its organization, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by Avanxo and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the operation of its business requires that Avanxo be qualified or authorized to do business. All limited liability company actions taken by Avanxo in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to Closing.

4.1.2.       Each Subsidiary is a company duly organized and validly existing, and each Subsidiary or branch of Avanxo is in good standing under the Laws of the jurisdiction of its organization or incorporation, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Subsidiary or branch and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the properties owned or leased by each of them or the operation of its business requires that the Subsidiary or branch be qualified or authorized to do business. All company actions taken by any Subsidiary in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to Closing.

4.1.3.       Section 4.1.1 of the Disclosure Schedule contains detailed information of Avanxo, its Subsidiaries and branches, including the jurisdiction in which each of it is incorporated or organized, the jurisdictions in which it is qualified to do business, its authorized share capital or equity interests, the number of units or class of share capital or interests thereof duly issued and outstanding, the names of all equity owners and the number of capital shares or other equity interests owned by each equity owner, member or interest holder as of the date hereof and at Closing.

4.2.          Corporate Documents. The Sellers have delivered to Purchaser complete, true and correct copies of the charter documents or certificate of formation, operating agreement and registrations with the applicable authorities of the Company , in effect as of this date and as of Closing as included in Section 4.2. of the Disclosure Schedule The list of directors, officers, legal representatives, managers and members of the Company as included in Section 4.2 of the Disclosure Schedule is a complete and updated list of such positions and members of the Company as of the date hereof.

4.3.          Authority. This Agreement has been duly executed and delivered by Avanxo and each of the Sellers and constitutes a legal, valid and binding obligation of Avanxo and such Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws of general application relating to or affecting creditor’s rights and to general equity principles. The Sellers have full legal right and power and all authority required to enter into this Agreement and to consummate the Transactions contemplated hereby, and are not subject to any legal, judicial or contractual restraint concerning the disposition of their properties in general or of the Shares specifically.

4.4.          No Claims. Neither the Company nor the Sellers have received any notice or threat in writing of, there are no Legal Proceedings which could reasonably be expected to:

4.4.1.       enjoin, restrict or prohibit the transfer of the Shares as contemplated by this Agreement; or

4.4.2.       prevent them from fulfilling their respective obligations under this Agreement.

4.5.          No Conflict. Neither the execution and delivery of this Agreement by the Company or the Sellers nor the consummation of the transactions contemplated herein by each of the Sellers will (i) violate or conflict with or result in the breach of any Law or any order, judgment, injunction, stipulation or award entered by or with any Governmental body or of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) pursuant to any of the terms conditions or provisions of, any note, indenture, mortgage, lease or other agreement, contract or instrument to which such Seller or the Company are a party or are bound or affected or result on the creation of any Lien upon the Shares, the properties, assets, operations or business of the Company or the Sellers; or (ii) violate the bylaws or the organizational or governing document of the Company or any Law applicable to the Company.

4.6.          Shares and Capital.

4.6.1.       Exhibits A and B set forth the capitalization table of Avanxo and the Subsidiaries, respectively. Each of the Sellers owns its Shares in Avanxo and the Avanxo owns, directly or indirectly, the Shares of the Subsidiaries free and clear of any Liens. The Shares set forth on in Exhibits A and B represent one hundred percent (100%) of the issued and outstanding Shares of Avanxo and the Subsidiaries, respectively. The Shares of Avanxo and the Subsidiaries have been duly authorized and issued and are legally and beneficially owned directly by the Sellers or, directly or indirectly by Avanxo, as the case may be, in the manner set forth in Exhibits A and B, and are fully paid and non-assessable. The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the organizational documents of Avanxo or any Subsidiary or any other agreement, arrangement or commitment to which a Seller or Avanxo or any Subsidiary is a party and are not subject to or in violation of any preemptive or similar rights of any other person or entity.

4.6.2.       Each Seller has good and marketable title to the Shares of Avanxo owned by such Seller, and has the full right, power and authority to sell, assign, transfer and deliver such Shares.

4.6.3.       After giving effect to the Closing, the capital stock of Avanxo will be as described in Section 4.6.3 of the Disclosure Schedule, and all of it is duly and validly authorized and issued, fully paid and non-assessable, free and clear of all Liens. The Purchaser will be the sole member of Avanxo holding 100% of the Shares therein and indirectly, of 100% of the Shares of the Subsidiaries, in all cases, free and clear of any Liens.

4.7.          Options and Commitments. There are no put options, call options, commitments (including but not limited to revocable or irrevocable capital contributions), exchange rights, preferential rights, shareholders agreements, plans or other covenants of any nature that are outstanding, that provide for the purchase, issue or sale of any of the Shares or equity interests, or agreements that grant to any person conversion or exchange rights in connection with the shares or equity interests of the Company, or pursuant to which any person may be entitled to receive or subscribe in any capacity, shares issued or to be issued by the Company, nor are there any special rights to receive dividends or other distributions in respect of such securities of the Company.

Except as set forth in Section 4.7 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation rights, stock option agreements, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts or other agreements or understandings to which the Company, or any Seller is a party with respect to the voting of the capital shares or other equity interest of the Company.

The Company has not granted any power of attorney or similar authority which remains in force as of the Closing Date, except for those included in Section 4.7 of the Disclosure Schedule.

4.8.          Litigation. Except as set forth on Section 4.8 of the Disclosure Schedule, there has not been any claim, action, cause of action, demand, Lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity (an “Action”) initiated or, to best of the Company’s or each of the Seller’s knowledge, threatened (a) against the Company or any Seller or any officer, director or employee arising out of their relationship with the Company, (b) that questions the validity of the Transaction Documents or the right of the Company or each Seller to enter into them, or to consummate or delay the transactions contemplated thereunder or (c) that would, either individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Neither Seller, nor the Company or any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any writ, judgment, decree, award, ruling, injunction or similar order of or consent agreement with any Governmental Body, in each case whether preliminary or final, written or oral (an “Order”) (in the case of officers, directors or Key Employees, such as would affect the Company) except for those included in Section 4.8 of the Disclosure Schedule. There is no action, suit, proceeding or investigation by any Seller or the Company pending or which any Seller or the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or any Seller, as applicable) involving the prior employment of any of the Company’s employees, its services provided in connection with the business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Except for this Agreement, there are no agreements or other commitments that are legally binding and enforceable, or other rights or arrangements in existence with respect to the issue, redemption, conversion, exchange, vote or transfer of any of the Shares of the Company.

4.9.          Taxes.

4.9.1.       Except for instances of non-compliance that have resulted in fines or penalties that were already paid by the Company or which have resulted in payment agreements that are currently in place as set forth in Section 4.9 of the Disclosure Schedule and that have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company, the Company has filed in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority all Tax Returns required to be filed on or before the date hereof and each such Tax Return was correct and complete in all material respects when filed.

4.9.2.       All Taxes with respect to any taxable period ending on or prior to the Closing Date (including such Taxes for any straddle period which are allocable for such period ending prior to the Closing Date) and all Taxes due and payable (whether or not shown as due) on Tax Returns required to be filed on or before the Closing Date by the Company have been paid in full or adequate reserves or the accrual therefor have been provided and reflected on the Financial Statements of the Company pursuant to Section 4.11 of this Agreement.

4.9.3.       The Company has paid all Taxes due under applicable Law except for instances that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company.

4.9.4.       Except as set forth in Section 4.9 of the Disclosure Schedule, there is no fact or transaction executed by the Company which has occurred prior to the Closing that will lead any Taxing Authority to request from the Company or the members of the board of directors to make any payment because of breach of any Laws in respect of Taxes.

4.9.5.       There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other Tax returns required to be filed by the Company except for those included in Section 4.9 of the Disclosure Schedule.

4.9.6.       Except as set forth in Section 4.9 of the Disclosure Schedule, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company . Except as set forth in Section 4.9 of the Disclosure Schedule, there is not any extension of time in force with respect to the due date for the filing of any Tax return of the Company.

4.9.7.       Except as set forth in in Section 4.9 of the Disclosure Schedule, none of the Tax Returns of the Company is currently being audited or examined by any Taxing Authority.

4.9.8.       Except as set forth in Section 4.9 of the Disclosure Schedule, no assessment, deficiency or adjustment for any Taxes has been asserted, proposed or threatened with respect to any Taxes or Tax returns of the Company, except for instances that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company. Except as set forth in Section 4.9 of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Company notified by any Taxing Authority. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has not received any ruling from any Taxing Authority concerning any Tax liability of the Company.

4.9.9.       Except as set forth in Section 4.9 of the Disclosure Schedule, to the best knowledge of the Company no claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

4.9.10.     There are no Liens on any of the Shares or on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax or file any Tax Return.

4.9.11.     Except as set forth in Section 4.9 of the Disclosure Schedule, the Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements. Except as set forth in Section 4.9 of the Disclosure Schedule, no payments are due or will become due by the Company pursuant to any Tax indemnification agreement.

4.9.12.     The Company has not been notified by any Taxing Authority that it is required to pay any amount for Taxes of any person as a transferee or successor, by contract or otherwise.

4.9.13.     The Company is in compliance in all material aspects with all applicable transfer pricing laws.

4.9.14.     The Financial Statements of the Company and each of the Subsidiaries accurately reflect unpaid and accrued taxes of the Company and each of the Subsidiaries for the periods covered thereby. Except as set forth in Section 4.9 of the Disclosure Schedule no material deficiency for any taxes has been assessed with respect to the Company that has not been abated, paid in full or adequately provided for on or disclosed in the Financial Statements.

4.9.15.     Since the date of the most recent balance sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the ordinary course of business consistent with past custom and practice.

4.9.16.     Other than as required by applicable Law, the Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) intercompany transaction executed on or prior to Closing Date; or (b) installment sale or open transaction disposition made on or prior to the Closing Date.

4.9.17.     The Company has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

4.9.18.     The Company (a) is not a domestic corporation for purposes of any provision of the Code, (b) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (c) is not a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code, and (d) except as disclosed in Section 4.9 of the Disclosure Schedule , does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

4.9.19.     The Company has not incurred, and will not incur, any liability for Taxes as a result of or in connection with the amalgamation between Avanxo LLC, a limited liability company registered in the State of Texas, U.S., and the Company on or about December 18, 2009, including, but not limited to, the transfer of the registered office, principal establishment and central administration.

The Company is not and has not been a party to any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and the United States Treasury regulations.

4.10.        Consents and Approvals. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby by the Company or the Sellers will not require such Seller or the Company to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, entity or Governmental Body, except for those permits, consents, Antitrust Clearance, approvals and authorizations necessary to consummate the transactions contemplated herein. The Company has satisfied and obtained all necessary corporate requirements, rights and permits of any kind and has the power and authority to conduct its business as presently being conducted, and to own, lease, use and operate its assets in the jurisdictions where they are currently located, and in the manner in which they are currently being used and operated.

No misrepresentations or omissions have been made in obtaining any such permits, consents and approvals and the transaction contemplated hereby will not have any Material Adverse Effect.

4.11.        Financial Statements.

4.11.1.     Section 4.11 of the Disclosure Schedule contains a true, correct and complete copy of (i) the unaudited financial statements of Avanxo and its Subsidiaries, for the fiscal year ended on December 31, 2018, representing the Sellers, that there is no legal requirement that the consolidated financial statements of Avanxo have to be audited; and (ii) financial information of Avanxo and its Subsidiaries relating to revenues, financial debt and cash balances in the Company’s bank accounts, accounts receivable (including unbilled receivables), and accounts payable as of the Closing Date (jointly (i), and (ii), the “Financial Statements”). The Financial Statements present in all respects the financial position, the results of operations and changes in financial position of the Avanxo and its Subsidiaries, as of the indicated dates and for the indicated periods, subject in the case of the interim consolidated financial statements referred to above to year-end accruals made in the ordinary course of business which are not materially adverse and which are consistent with past practices. The Financial Statements as well as the actual financial results reflected in the financial data are complete and correct and fairly stated in accordance with the books and records of Avanxo and its Subsidiaries and present the results of operations and the cash flows of Avanxo and its Subsidiaries as at the dates specified, in conformity with GAAP and/or IFRS, as applicable, in all cases applied on a consistent basis.

4.11.2.     The Company maintains a standard system of accounting established and administered in accordance with GAAP and/or IFRS, as applicable. The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Neither the Company nor any of the Company’s accountants has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

4.12.        Ordinary Course. Except as set forth in Section 4.12 of the Disclosure Schedule, since November 30, 2018, the Company has conducted its business in the ordinary and usual course of business and consistent with past practice and have not (i) suffered any damage or other casualty loss (whether or not covered by insurance); (ii) issued, sold, transferred, leased any properties or assets, merged with, entered into a consolidation, acquired an interest or a substantial portion of assets or business of any person or otherwise acquired any material asset, or made any capital expenditure or commitment for any capital expenditure other than the ordinary course of business consistent with past practice; (iii) issued or sold any units, membership interests, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in the Company; (iv) borrowed any amount or incurred or become subject to any liabilities or entered into any guarantee, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any encumbrance of any nature or discharged or otherwise obtained the release of any encumbrance or paid or otherwise discharged any liability of any nature; (v) made any loan or advances to, guarantees for the benefit of, or investments in, any persons; (vi) directly or indirectly engaged in any transaction, agreement or entered into any arrangement with any officer, director, member or other affiliate or relative of such person; (vii) amended its articles of association, operational agreement or other organizational documents; (viii) made any change in the accounting method or principles or in its auditing practices; (ix) failed to pay any creditor any amount owed to such creditor when due, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company, or have been waived by the Company’s counterparties; (x) entered into any agreement, arrangement or transaction with any of its directors, officers, managers, members, employees or shareholders (or with any relative, beneficiary or spouse of such person); (xi) except as required by applicable law or consistent with past practices, granted, increased or promised to increase or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company; (xii) amended, terminated, canceled or compromised any claims or waived any other rights of value; (xiii) allowed any Permit that was issued or relates to the Company or otherwise relates to any asset of the Company to lapse or terminate or failed to renew any such Permit or any insurance policy, except when such lapse or termination or failure to renew would not be reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company, in any event unless mandated by applicable Law; (xiv) amended, modified or consented to the termination (when such consent was required) of any Material Contract with clients or any of the Company's rights thereunder; (xv) made any charitable contribution or made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Company; or (xvi) entered into an agreement whether in writing or otherwise or granted similar rights or commitments to do any of the foregoing.

4.13.       Liabilities. The Company does not have any material debt, liability, obligations or loss contingencies of any kind, except those reflected in the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of the business consistent with past practices which do not and could not have a Material Adverse Effect on the Company.

4.14.        Material Contracts. Section 4.14 of the Disclosure Schedule sets forth a list of, and the Purchaser has been provided access to, all material contracts, agreements and instruments of the Company (each, a “Material Contract”). There are no other agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that (i) involve (A) any major customer (“Major Customer Agreements”), (B) payment obligations (contingent or otherwise) of, or payments from, the Company in excess of $400,000, (C) any restrictions or limitations on the Company’s right to do business or compete in any area or any field with any person or to develop, distribute, operate, or otherwise engage in the Company’s products and services or the business of the Company, (D) the grant to any person other than the Company of any exclusive license, supply, distribution or other rights, “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or exclusive rights to purchase any of the Company’s products or services, or (E) any real property leases, or (ii) are otherwise material to the Company or its business. Each Material Contract is valid and binding on the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and is in full force and effect. The Company has not waived, or assigned or purposed or agreed to assign to any other person, any of its material rights under any Material Contract. The Company has performed all material obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any such contracts, agreement or instrument to which the Company is a party or by which the Company is bound. There are no Material Contracts imposing obligations on the Company which compliance could reasonably be expected to be beyond the operational possibilities of the Company, in the ordinary course of business, and, to the best knowledge of the Sellers, there are no current or past events that could potentially delay, hinder or impede compliance of such Material Contracts’s obligations, nor are there any irregularities in any project assigned to the Company that could result in a material breach, early termination of or claim under such Material Contracts. Except as set forth in Section 4.14 of the Disclosure Schedule, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of default by the Company or event of acceleration, termination or claim under any such contracts, agreement or instrument to which the Company is subject. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of, any Material Contract to which the Company is a party or by which the Company, or any of its respective properties or assets, are bound or affected. There are no claims of default or breach under any contract, agreements or instrument to which the Company is a party or by which is bound and there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties.

4.15.        Assets.

4.15.1.     The Company has clear, good, valid and marketable title to, or a valid leasehold interest in its assets, whether owned, leased or used, free and clear of all Liens. The Company owns or has a valid leasehold interest in all assets necessary for the conduct of its business as presently conducted. Section 4.15 of the Disclosure Schedule includes a detail of immovable assets and inventory of movable assets of the Company as registered in the Financial Statements.

4.15.2.     Where any tangible assets are used but not owned by the Company, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or license in respect of the use of such assets. All leases pursuant to which the Company leased (whether as lessee or lessor) any real or any other tangible property used in their business are valid and effective.

4.15.3.     The Company owns or has the right to use each asset necessary for the effective operation of their businesses as now carried on. All assets owned or used by the Company are in their possession and under their control.

4.15.4.     All accounts receivable reflected in the Financial Statements and all accounts receivable to be reflected in Section 4.15 of the Disclosure Schedule (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) (the “Accounts Receivable”) are or will be bona fide accounts receivable owing to the Company and arising in the ordinary course of business, and are not subject to offset or reduction for any reason. No Person has any Lien on Accounts Receivable or any part thereof, and no agreement for rebate, deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

4.16.       Banking & Finance.

4.16.1.    Section 4.16.1 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a)	the name and location of the institution (including bank code) at which such account is maintained;

(b)	the name in which such account is maintained, the account number;

(c)	a description of such account and the purpose for which such account is used;

(d)	the rate of interest being earned on the funds in such account; and

(e)	the names of all individuals authorized to draw on or make withdrawals from such accounts.

4.16.2.    Except as set forth in Section 4.16.2 of the Disclosure Schedule, there is no current or past borrowings (including credit, loan, financial lease, factoring arrangements) for the Company. The Company has not lent any money that has not been repaid.

4.16.3.    No encumbrance nor any guarantee, suretyship, indemnity or similar commitment has been given by or entered into by the Company in respect of its obligations or the obligations of a third party including any shareholders of the Company.

4.16.4.    The consummation of the transaction will not result in any present or future indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity or any loan facilities of the Company being withdrawn under any agreement or arrangement.

4.16.5.    Except as set forth in Section 4.16.5 of the Disclosure Schedule, the Company has not created any charge or other security interest, since its incorporation, in favour of any person as security for any loan, borrowing or other financial assistance incurred by the Company.

4.17.       Clients, Vendors & Suppliers.

4.17.1.    Section 4.17 of the Disclosure Schedule sets forth for the Company: (a) the clients measured by revenues generated from each such client as of December 31, 2018 and (b) the clients currently under contract (measured by revenues generated) for the following 12-month period. Except as set forth in Section 4.17 of the Disclosure Schedule, no client identified pursuant to clause (b) above has advised the Company that (x) it is terminating or considering terminating the handling of its business by the Company, as a whole or in respect of any particular project or service; or (y) is planning to reduce its future spending with the Company in any manner, or (z) this Agreement and the transaction contemplated hereby affects the continuity of the current clients’ contracts and no such client has advised the Company, or a Seller, of any of the foregoing events. However, nothing contained in this Section is a representation that a client will not terminate or will renew its contract once its term expires or that a Client’s spending with the Company will remain the same or increase.

4.17.2.    The Company shall continue with its business and operations as currently conducted, and except as set forth in Section 4.17 of the Disclosure Schedule, there has not been any interruption or termination of any relationship with any key vendor, provider or supplier (including, without limitation, Salesforce.com Inc. and its Affiliates) and the Management Team (as this term is defined in Section 4.21.9) is expected to continue in the Company; and,

4.17.3.     All contractual relationships between the Company and its clients are in full force and effect pursuant to applicable Laws in accordance with their terms.

4.18.        Intellectual Property.

4.18.1.     Patents. Section 4.18.1 of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Patents (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors, (D) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries and (E) its current status. No Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the best knowledge of the Company or the Sellers, no such action is or has been threatened with respect to any of the Company Patents and there is no patent of a third party interfering with any Company Patent.

4.18.2.     Copyrights. Section 4.18.2 of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, all pending applications for registration of Copyrights filed anywhere in the world, and all unregistered Copyrights that are material to the business of the Company, that are owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Copyrights”).

4.18.3.     Trademarks. Section 4.18.3 of the Disclosure Schedule sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company or any of its Subsidiaries (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Bodies that have been obtained or filed with regard to such Company Marks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary, (C) its current status and (D) the class(es) of goods or services to which it relates. All Company Marks registered with any Governmental Body, and for which applications to register have been filed with such Governmental Body which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. To the best of Sellers’ knowledge, there has been no prior use of any material Company Mark by any third party that would confer upon such third party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the best knowledge of the Company or any Seller, no such action is or has been threatened with respect to any of the Company Marks.

4.18.4.     Actions to Protect Intellectual Property. Except as set forth in Section 4.18.4 of the Disclosure Schedule, each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its material Intellectual Property Rights and maintain the confidentiality of all of the Trade Secrets of the Company or any of its Subsidiaries and other confidential information of the Company or its Subsidiaries.

4.18.5.     Adverse Ownership Claims. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the material Intellectual Property Rights owned (in whole or in part) or exclusively licensed to the Company or any of its Subsidiaries or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the best knowledge of the Company or any Seller is there a reasonable basis for any such claim.

4.18.6.     Validity and Enforceability. Each of the registered Company Marks, the Company Patents and registered Company Copyrights (collectively, the “Company Registered IP”) is valid and enforceable (provided however, no representation or warranty is made regarding the validity or enforceability of any patent application), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused.

4.18.7.     Status and Maintenance of Company Registered IP. The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications).

4.18.8.     All Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company.

4.18.9.     Inbound License Agreements. Section 4.18.9 of the Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating the title and the parties thereto. The rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the applicable Closing to the same extent as by the Company or its applicable Subsidiary prior to the applicable Closing. No loss, breach or expiration of any material Intellectual Property Rights licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the best knowledge of the Company or any Seller, threatened. Each licensor under the respective Inbound License Agreement has the ownership or exclusive license rights in or with respect to any improvements made by the Company or any Subsidiary to the Intellectual Property Rights licensed thereunder.

4.18.10.   Outbound License Agreements. Section 4.18.10 of the Disclosure Schedule accurately identifies each Outbound License Agreement. With respect to each Outbound License Agreement, the Company has not granted under any title, any kind of ownership or exclusive rights over any improvements of the software or other Technology licensed under such Outbound License Agreement -including improvements made by the licensee or third parties- exceeding or in breach of any applicable Inbound License Agreement. All software or other Technology provided by the Company or any of its Subsidiaries under any Outbound License Agreement is in compliance with all applicable Laws and the terms of such Outbound License Agreement and any Inbound License Agreement governing the Company or any Subsidiaries’ rights thereto.

4.18.11.   Sufficiency of IP Assets. The Company Intellectual Property Rights constitutes all of the Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted.

4.18.12.   No Encumbrances. Except for Inbound License Agreements, Outbound License Agreements, and any agreements referenced in the exclusions to those two defined terms, there are no outstanding options, licenses, agreements, claims, liens, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property Rights, nor is the Company or any of its Subsidiaries bound by or a party to any other options, licenses or agreements of any kind (including any source code escrow arrangement) with respect to the Technology or Intellectual Property Rights of any other Person.

4.18.13.   No Infringement by the Company or Third Parties. None of the products, processes, services, or other technology or materials, or any other Intellectual Property Rights, developed, used, leased, licensed, sold, imported, or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any of its Subsidiaries, nor any other activities or operations of the Company or any of its subsidiaries, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property Rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Company Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such Subsidiary or, in the case of any Intellectual Property Rights licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any Person. To the best knowledge of the Company or any of the Sellers, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries.

4.18.14.   Inventions by Personnel. It will not be necessary to use any inventions of any of its employees or contractors (or Persons it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries. Each former and current employee, contractor, advisor and consultant of the Company or any of its Subsidiaries that has been or currently is involved in the development of Company Intellectual Property Right for the Company or any of its Subsidiaries has validly assigned to the Company or a Subsidiary all Technology and Intellectual Property Rights that he or she owned prior to such assignment that they developed in the course of their employment (in the case of employees) and/or in the course of their engagement (in the case of contractors, advisors and consultants) and that are incorporated or embodied in any Company Intellectual Property Right owned by the Company or any of its Subsidiaries or are otherwise related to the business of the Company.

4.18.15.   Open Source. Neither the Company nor any Subsidiary has embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or any Subsidiary to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property Right (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property Right, (iii) the creation of any material obligation for the Company or any Subsidiary with respect to Company Intellectual Property Right owned by the Company or any Subsidiary, or the grant to any third party of any rights or immunities under Company Intellectual Property Right owned by the Company or any Subsidiary or (iv) any other material limitation, restriction or condition on the right of the Company or any Subsidiary with respect to its use or distribution of any Company Intellectual Property Right.

4.18.16.   Government Funding. No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or government research center were used in the development of any Company Intellectual Property Right that is owned by the Company or any of its Subsidiaries.

4.19.        Employee Agreements. Except as set forth on Section 4.19 of the Disclosure Schedule, each current and past employee, consultant, advisor, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). No current or former employee, consultant, advisor, contractor or officer has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. To the best of the Sellers’ knowledge, none of the Company’s employees, consultants, advisors, contractors or officers is in violation of any agreement covered by Section 4.19.

4.20.        Insurance. The Company has any and all insurance required by applicable Law or by any contractual obligation assumed by the Company, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company or the Sellers, or have been waived by the Company’s counterparties.

To the best of Sellers’ knowledge, the Company carries adequate insurance with respect to its properties, assets and business in amounts and under policies as stated in Section 4.20 of the Disclosure Schedule, including such policies of insurance that are required to the nature of the business conducted by it and pursuant to the contracts with clients of the Company, and each such policy is in full force and effect (including renewals thereof) as of the Closing Date.

There are no notifications served in compliance with applicable Law with regards to any liability under such insurances being avoided by the insurers, and transactions contemplated hereby do not have the effect of terminating, or entitling any insurer to terminate, or cover under any such insurance. Such insurance policies shall remain in full force and effect from and after the Closing Date, except for the right of parties to insurance policies to terminate insurance policies at any time. The Company has not received, and none of the Sellers has received, any written notice of cancellation, of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due under such insurance policies have been paid in accordance with the terms thereof.

No claim is outstanding by the Company under any policy of insurance held by it and there are no circumstances likely to give rise to such a claim, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers, or have been waived by the Company’s counterparties.

4.21.        Employees.

4.21.1.     Except as would not reasonably be expected to have a, individually, or in the aggregate, a Material Adverse Effect, the Company is in compliance in all respects with all applicable foreign, federal, state and local Laws, rules and regulations relating to labor practices, employment, Labor Agreements and Labor Permits and Regulations including, without limitation, provisions and regulations thereof relating to terms and conditions of employment, employment practices, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights, benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and the payment of social security and other Taxes.

4.21.2.     Except as would not reasonably be expected to have a, individually, or in the aggregate, a Material Adverse Effect, the Company complies with all contractually and statutory based payment obligations regarding the employees. All salaries and other payments that have become due to the employees and workers have been duly paid, and there are no payments outstanding to any of its employees and workers. Except as disclosed in Section 4.21.2 of the Disclosure Schedule, vacations, bonuses, mandatory bonuses and any other labor and social security obligations and Taxes accrued until Closing in connection with employees of the Company have been paid or the accrual therefore is reflected pursuant to Sections 4.11 and 4.26 of this Agreement.

4.21.3.     The Company has no labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or grievances). The Subsidiaries have the unions listed in Section 4.21.3 of the Disclosure Schedule. Neither the Company nor any of its employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.

4.21.4.     Except as set forth in Section 4.21.4 of the Disclosure Schedule, there is no pending outstanding or to the Sellers’ best knowledge threatened claim from any of the Company’s employees against the Company and the Sellers are not aware of any circumstances which may give rise to such a claim.

4.21.5.     Section 4.21.5 of the Disclosure Schedule sets forth the number of each employee’s hire date of employment, job title, monthly basic compensation and any other type of compensation, place of work, type of employment, eligibility to obtain bonus, annual days of paid time off, and other benefits for each regular, full time or part time employee of the Company. Except as set forth in Section 4.21.5 of the Disclosure Schedule, all of the employment contracts related to any employees of the Company and consulting agreements to which the Company is a party, are in writing. Section 4.21.5 of the Disclosure Schedule lists each employee benefit plan sponsored, maintained, contributed to by the Company or to which the Company has any liability, contingent or otherwise, for the benefit of any employee or former employee of the Company. Except in the ordinary course of business or pursuant to the Company’s policies and, in all cases, as set forth in Section 4.21.5 of the Disclosure Schedule, the Company has not granted or promised an increase in any employee’s compensation, bonuses, incentives or any benefit that would become effective after the Closing.

4.21.6.     Section 4.21.5 of the Disclosure Schedule, sets forth a list of the Company’s employee’s and workers entitled to receive performance bonus to be paid as of the Closing Date for the period January 1, 2018 to December 31, 2018, including, their position and bonus range for each position and reflecting any and all Company´s bonus policies, performance bonus, profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans of the Company for each such Company’s employee’s and/or workers. The Company has no outstanding debt or payment obligation of any nature related to employee’s performance bonus or any other obligation.

There are no profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans in respect of any of the directors, employees or workers of the Company, except as disclosed in Section 4.21.5 of the Disclosure Schedule.

4.21.7.     Except as set forth in Section 4.21.5 of the Disclosure Schedule, the consummation of the transaction contemplated hereby will not entitle any manager, director, officer or employee to terminate their employment and receive any payment or other benefits or result in the acceleration of the time of payment or vesting of any awards or benefits under any Labor Agreements or Employee Benefit Plans. Except as set forth in Section 4.21.5 of the Disclosure Schedule, the Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or worker or to their dependants in connection with, or related to the transaction contemplated hereby.

4.21.8.     Section 4.21.8 of the Disclosure Schedule sets forth a list of the Company’s current independent contractors and for each the initial start date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each independent contractors and a brief description of the services provided.

4.21.9.     Section 4.21.9 of the Disclosure Schedule sets forth a list of the Company’s employees considered to be the “Management Team”. As of the date of this Agreement, none of the employees in the Management Team list has given written notice to the Company or any of the Sellers to resign from his or her employment or has terminated his or her employment with the Company. None of the Selling Parties has any reason to believe that any of such key employees intend to resign from employment.

4.22.        Compliance with Law; Permits. Each of the Company and the Sellers has complied with all applicable Laws and is not in violation of any applicable Law relating to the operation of its business, and has not received notice of any such violation, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers. All permits, licenses, approvals, certifications, registrations, consents and similar authorizations of the Company required to conduct its business and to own, lease, use and, when applicable, operate its assets are currently in full force and effect, are not in default, and are valid under applicable Laws according to their terms, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers. There is no legal action, governmental proceeding or investigation pending against the Company or threatened against the Company to terminate, suspend or modify any permit and the Company is in compliance in all respects with the terms and conditions of all permits, including all requirements for notification, filing, reporting, and maintenance of records.

All legal and procedural requirements in relation to all mandatory filings with all Governmental Bodies have been duly and properly complied with in all material respects and the Company is not in violation of any material requirements or obligations pursuant to any applicable Laws.

Neither the Company nor any of the Sellers or any of their directors, officers or employees, executive officers, directors or any individual, entity, or organization holding any ownership interest or controlling interest in either Company or the Sellers is an individual, entity, or organization with whom Globant is prohibited from dealing by any United States Law, regulation, or executive order, including, without limitation, names appearing on the U.S. Department of the Treasury’s Office of Foreign Assets Control’s and Specially Designated Nationals and Blocked Persons List.

4.23.        Affiliated Transactions. Except as set forth in Section 4.23 of the Disclosure Schedule, no manager, officer, director, employee, stockholder or affiliate of the Company or any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such person or individual owns any beneficial interest, is a party to any outstanding contract with the Company or has any interest in any property used by the Company.

All contracts, agreements and arrangements between the Company and related parties have always been in compliance with transfer pricing rules and regulations.

4.24.       Dividends. Since December 31, 2017, the Company has not declared or distributed any dividends or made other distributions (whether in cash, stock, or property, or any combination thereof). At the time of Closing, there will be no dividends due to any present or past shareholder of the Company.

4.25.       Sellers Credit. None of the Sellers holds a credit or any right to receive a payment from the Company.

4.26.       Books and Records. (a) The books of accounting of the Company have been fully, properly and accurately maintained in all respects, and contain in all respects true, complete and accurate records of all matters required by Law to be entered therein. The Sellers represent and warrant that the registrations made in the books of accounting reflect valid, genuine and legitimate transactions. (b) The books of accounts and other financial records of the Company: (i) reflect all items of the Financial Statements and of income and expense and all assets and liabilities required to be reflected therein in accordance with applicable Laws and regulations, (ii) are in all respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with applicable generally accepted accounting practices, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers.

There is no untrue, false or misleading information as well as no undisclosed liabilities in the statutory books, Financial Statements and records of the Company which may lead to unexpected liabilities of the Company.

4.27.       Office Leases. Section 4.27 of the Disclosure Schedule includes a list of the lease agreements (“Lease Agreements”) with respect to all of the real property leased or subleased to and occupied and used (or to be occupied and used) by the Company in conducting the operations of its business (the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property and the Lease Agreements are in full force and effect and there are no disputes or conflicts whatsoever pending or threatened against the Company in relation to the Lease Agreements. As of the Closing Date, there are no amounts due and unpaid by the Company under the Lease Agreements for any period before Closing or with respect to the Leased Real Property and the Company is not in breach of any of its obligations under the Lease Agreements.

4.28.       Effects of Due Diligence. The performance by the Purchaser, its auditors and counsel of a legal, tax, technical and accounting audit of the Company and other due diligence tasks carried out by them or by others at their request prior to or the date hereof, or the results thereof, in no way limit or exclude the liabilities of the Company or the Sellers under this Agreement, except for those liabilities included in the Disclosure Schedule (subject to any specific treatment agreed in connection thereto).

None of the rights of Globant hereunder shall be limited or affected in any respect by reason of any knowledge acquired by Purchaser, or its agents or representatives, of the business, liabilities or rights of the Company, in the conduct of due diligence reviews or otherwise except for those liabilities included in the Disclosure Schedule (subject to any specific treatment agreed in connection thereto).

4.29.       No other Investments. Except as listed in Section 4.28 of the Disclosure Schedule, the Company does not own or has any ownership interests of any kind, or is the beneficiary directly or indirectly of any shares or participation interests of any kind of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock or, or any other equity interest in any other person.

4.30.       Foreign Corrupt Practices Act. Neither the Company, the Sellers, nor any of their directors, officers, employees, nor, to the Company’s or any of the Sellers’ knowledge, any of their agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (c) securing any improper advantage, in the case of (a), (b) and (c) above, in order to assist the Company or any Seller in obtaining or retaining business for or with, or directing business to, any person. Neither the Company, the Sellers, nor any of their directors, officers, employees nor, to the Company’s or any of the Sellers’ knowledge, any of their agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. Neither the Company, the Sellers, nor, to the Company’s or any of the Sellers’ knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Bribery Law. The Company and each of the Sellers is in compliance with all applicable Anti-Bribery Laws.

4.31.       U.S. Sanctions, Export Control and Anti-Money Laundering Laws. Neither the Company, the Sellers, nor any of their directors, officers, employees, nor, to the Company’s or any of the Sellers knowledge, any agent or any other person acting for or on behalf of the Company or any Seller (a) is designated on any prohibited persons or entities list of any Sanctions Governmental Authority, including, but not limited to, the U.S. Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List, (b) participated in any transaction on behalf of the Company or any Seller involving such designated Person, or any country that is subject to economic sanctions administered by OFAC or other Sanctions Governmental Authority, to the extent such a transaction is or would be prohibited by such sanctions, (c) exported (including, but not limited to, deemed exportation) or re-exported, directly or indirectly, any good, technology or services on behalf of the Company or any Seller in violation of any applicable export control or economic sanctions Laws, rules or regulations administered by a Sanctions Governmental Authority, or (d) participated on behalf of the Company or any Seller in any export, re-export or transaction connected with any purpose prohibited by applicable anti-money laundering, export control or economic sanctions Laws, rules or regulations, including support for international terrorism and nuclear, chemical or biological weapons proliferation. The Company and each of the Sellers is in compliance with all applicable Anti-Money-Laundering Laws.

4.32.       Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any employees, customers, prospective customers, and/or other third parties (including legal entities) (collectively, “Personal Information”), the Company is and since its formation has been in compliance in all material respects with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and, at its headquarters only, a written policy in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and since its formation has been, to the Company’s knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

4.33.       Foreign Exchange Laws. The Company has complied in all material respects with all exchange Laws applicable to its Business and operations, including those issued by the Central Bank of Colombia, the Central Bank of Mexico, the Central Bank of Argentina and the Central Bank of Brazil, and in particular, without limiting the generality of the foregoing, has complied in all material respects with governing rules for foreign exchange inflow and outflow, settlement of foreign currency from exports and/or funding from abroad, minimum time and/or averages applicable to repayment of financing from abroad, payment of imports, rules regarding advance of founds and pre-financing exports, and any other transaction made or needed to be made according to applicable Laws and has filed on a timely basis with the applicable Governmental Authority all documents required to be filed in compliance with the aforementioned rules and its related regulations, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers. All records of foreign investments have been timely registered in accordance with the applicable Laws, and such records are correct, accurate, truthful and up-to-date, reflecting the status of the Company’s investments, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers.

4.34.       Environmental and Safety Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is in compliance with all Environmental Laws applicable to the conduct of the Business, except for instances of noncompliance that, individually or in the aggregate, have not and would not be reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company and (b) to the Company’s or the Sellers’ best knowledge, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (other than office and cleaning supplies which are safely maintained) (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company. The Company has made available to the Purchaser true, correct and complete copies in all material respects of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

4.35.       Customs. The Company has complied in all material respects with all applicable Laws on customs and foreign trade, except for instances of noncompliance that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, or give rise to claims or to material fines, contingencies, criminal penalties or other material civil penalties imposed on the Company or the Sellers. The Company has submitted on time and according to applicable Law all customs destinations and they were complete and accurate in all material respects, reflecting all customs duties and responsibilities required by applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not and would not be reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company. Import and exports transactions made by the Company have been and will continue to be made at market prices, and prices have been duly declared under applicable customs Laws, except for instances of noncompliance that, individually or in the aggregate, have not and would not be reasonably be expected to be material to the Company, or give rise to material fines, criminal penalties or other material civil penalties imposed on the Company. Except as set forth in Section 4.35 of the Disclosure Schedule, there is no Action against the Company pending, whether administrative or judicial level, in relation to foreign trade issues.

4.36.       Brokers and Financial Advisors. The Sellers have retained Bowstring Advisors as financial advisor for the transaction contemplated hereby. Sellers shall be severally (and not jointly) responsible for any payment and fees or commissions to any broker, finder, financial advisor, legal advisor or agent engaged by the Company or a Seller with respect to the transactions contemplated hereby. Neither the Company nor the Purchaser will be responsible for any payment and fees or commissions to any broker, finder or financial advisor, with respect to the transactions contemplated hereby.

4.37.       Solvency. The Company is not insolvent or unable to pay its debts nor has any insolvency proceedings of any nature, including without limitation, winding up, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, whether or not been initiated by the Company or threatened against the Company or initiated against the Company nor has the Company appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Company or any of its assets.

4.38.       Material Adverse Effect. To the best of Sellers’ or the Key Employees’ knowledge, no change, event, occurrence or circumstance has occurred or is subsisting or threatened which, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had, would, or might reasonably in any such case, constitute a Materially Adverse Effect on the Company, its business, assets or financial position.

4.39.       No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 4, neither the Sellers nor any other person makes any other express or implied representation or warranty on behalf of Sellers.

WITHOUT LIMITATION, NONE OF THE SELLERS, THEIR AFFILIATES, AND THE DIRECTORS, OFFICERS, AGENTS AND OTHER REPRESENTATIVES OF ANY OF THE FOREGOING GIVES ANY REPRESENTATION OR WARRANTY CONCERNING THE SOLVENCY OF ANY CUSTOMER. IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING IN ANY PRESENTATION BY A SELLER, ANY OF THEIR AFFILIATES, MANAGEMENT OF THE BUSINESS, THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE AND INCLUDING ANY DOCUMENTS OR INFORMATION MADE AVAILABLE IN THE APPLICABLE “DATA ROOM”) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF THE SELLERS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. THE PURCHASER HEREBY EXPRESSLY DISCLAIMS (AND SHALL CAUSE ITS AFFILIATES, SHAREHOLDERS, AND ANY OTHER INTEREST HOLDERS OF ANY KIND WHATSOEVER TO EXPRESSLY DISCLAIM, AS AND WHEN REQUESTED) ANY RELIANCE WHATSOEVER ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT OF THE SELLERS, THEIR AFFILIATES, OFFICERS, DIRECTORS, AGENTS OR ANY OTHER REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4.

4.40.       Full Disclosure. To the best of the Sellers’ or any Key Employee’s knowledge, there are no facts pertaining to the Company or the Sellers, which could affect adversely the Company, or its business or which are likely in the future to affect adversely the Company or its business and which have not been disclosed in this Agreement, the Schedules or the Financial Statements. To the best of the Sellers’ or any Key Employee’s knowledge, no representation, warranty or statement by the Sellers in this Agreement, or in any Schedule, statement or certificate furnished to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Sellers that the following representations are true and complete as of the date hereof and as of the Closing Date.

5.1.          Organization of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction where it is incorporated and where it operates.

5.2.          Authority. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.3.          No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by the Purchaser will violate any provision of the certificate of incorporation or bylaws of the Purchaser.

5.4.          Consent and Approvals. Other than as specifically enumerated herein, the execution, delivery and performance of this Agreement by the Purchaser, and the Purchaser’s ownership of the Shares on the date hereof, will not require the Purchaser to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any person other than those which are not material.

5.5.          Legal Proceedings. There are no Actions pending or threatened against Purchaser and any of its Affiliates which, if adversely determined, would prohibit the consummation of the transactions contemplated hereby.

5.6.          Funding. Purchaser has sufficient funds or immediately available financing to consummate the Transactions and to satisfy their respective obligations thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by the Agreement and the Transaction Documents. Purchaser acknowledges and agrees that its obligations are not subject to any conditions regarding Purchaser’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.7.          No Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Agreement and/or the Transaction Documents or the transactions contemplated thereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

5.8.          Foreign Corrupt Practices Act. Neither the Purchaser nor any of its directors, officers, employees, nor, to the Purchaser’s knowledge, any of its agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (c) securing any improper advantage, in the case of (a), (b) and (c) above, in order to assist the Purchaser in obtaining or retaining business for or with, or directing business to, any person. Neither the Purchaser nor any of its directors, officers, employees nor, to the Purchaser’s knowledge, any of its agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. Neither the Purchaser, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Bribery Law. The Purchaser is in compliance with all applicable Anti-Bribery Laws.

5.9.          U.S. Sanctions, Export Control and Anti-Money Laundering Laws. Neither the Purchaser nor any of its directors, officers, employees, nor, to the Purchaser’s knowledge, any agent or any other person acting for or on behalf of the Purchaser (a) is designated on any prohibited persons or entities list of any Sanctions Governmental Authority, including, but not limited to, the U.S. Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List, (b) participated in any transaction on behalf of the Purchaser involving such designated Person, or any country that is subject to economic sanctions administered by OFAC or other Sanctions Governmental Authority, to the extent such a transaction is or would be prohibited by such sanctions, (c) exported (including, but not limited to, deemed exportation) or re-exported, directly or indirectly, any good, technology or services on behalf of the Purchaser in violation of any applicable export control or economic sanctions Laws, rules or regulations administered by a Sanctions Governmental Authority, or (d) participated on behalf of the Purchaser in any export, re-export or transaction connected with any purpose prohibited by applicable anti-money laundering, export control or economic sanctions Laws, rules or regulations, including support for international terrorism and nuclear, chemical or biological weapons proliferation. The Purchaser is in compliance with all applicable Anti-Money-Laundering Laws.

5.10.       No Other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 5, neither Purchaser nor any other person makes any other express or implied representation or warranty on behalf of Purchaser.

WITHOUT LIMITATION, NONE OF THE PURCHASER, ITS AFFILIATES, AND THE DIRECTORS, OFFICERS, AGENTS AND OTHER REPRESENTATIVES OF ANY OF THE FORGOING GIVES ANY REPRESENTATION OR WARRANTY CONCERNING ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT MAY HAVE BEEN PROVIDED OR MADE AVAILABLE TO ANY OF THE SELLERS OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING IN ANY PRESENTATION BY THE PURCHASER, ANY OF THEIR AFFILIATES, MANAGEMENT, THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE AND INCLUDING ANY DOCUMENTS OR INFORMATION MADE AVAILABLE TO ANY OF THE SELLERS) AND ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EACH OF THE SELLERS HEREBY EXPRESSLY DISCLAIMS (AND SHALL CAUSE THEIR AFFILIATES, SHAREHOLDERS, AND ANY OTHER INTEREST HOLDERS OF ANY KIND WHATSOEVER TO EXPRESSLY DISCLAIM, AS AND WHEN REQUESTED) ANY RELIANCE WHATSOEVER ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT OF THE PURCHASER, ITS AFFILIATES, OR THEIR OFFICERS, DIRECTORS, AGENTS OR ANY OTHER REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5.

ARTICLE 6.
INDEMNIFICATION

6.1.         Indemnification by Sellers.

6.1.1.      From and after the Closing, and subject to the terms of this ARTICLE 6, each Seller (each, a “Seller Indemnifying Party”), shall severally (but not jointly) indemnify and hold harmless the Purchaser, its Affiliates and their respective successors and assigns, and each of their respective managers, members, directors, officers, employees, shareholders, representatives and agents and other persons who control or are controlled by the Purchaser, as the case may be (each a “Purchaser Indemnified Party”), against and in respect of all Losses (as defined in Section 6.4 below) by reason of any:

(a)	Breach of any of the representation or warranties of Sellers as set forth in ARTICLE 4;

(b)	Breach of any of the obligations, covenants or agreements of Sellers under this Agreement; and

(c)	The matters disclosed in Schedule 6.1.1(c).

6.1.2.      The obligation of each of the Sellers to indemnify the Purchaser Indemnified Parties for Losses pursuant to Section 6.1.1, is subject to the following limitations:

(a)	The indemnification of any Losses suffered by any breach or inaccuracy of the Sellers’ Fundamental Representations shall be limited to the amounts received by the Sellers as Purchase Price. Except as otherwise stated in this Agreement, any other representations granted by Sellers shall be limited to an amount equivalent to seventeen point five percent (17.5%) of the Purchase Price ($8,497,518.23). For purposes of calculation of the amounts provided herein, withholdings or deductions applied to the Purchase Price as provided in this Agreement shall not be applicable.

(b)	Sellers shall not be required to provide indemnification to any Purchaser Indemnified Party unless the amount of Losses incurred by the Purchaser Indemnified Parties in respect of all claims against Sellers for indemnification hereunder pursuant to Section 6.1.2(a), exceeds the aggregate amount of $200,000, at which point the full amount of any and all Losses shall be recoverable from the first Dollar.

None of the limitations set forth in Section 6.1.2(a) or Section 6.1.2(b) above will apply in case of fraud or willful misconduct and the limitations set forth in Section 6.1.2(b) will not aply in the case of the claims listed in Schedule 6.1.1(c), which are assumed and fully indemnifiable by the Sellers.

6.2.         Indemnification by Purchaser.

6.2.1.      From and after the Closing, and subject to the terms of this ARTICLE 6, the Purchaser (the “Purchaser Indemnifying Party” and together with Sellers’ Indemnifying Party, the “Indemnifying Parties”, and each, an “Indemnifying Party”), shall indemnify and hold harmless the Sellers, their Affiliates and their respective successors and assigns, and each of their respective managers, members, directors, officers, employees, shareholders, representatives and agents and other persons who control or are controlled by the Sellers, as the case may be (each a “Sellers Indemnified Party” and together with the Purchaser Indemnified Party, the “Indemnified Parties”, and each, an “Indemnified Party”), against and in respect of all Losses, by reason of any:

(a)	Breach of any of the representation or warranties of Purchaser as set forth in ARTICLE 5; and

(b)	Breach of any of the covenants, obligations or agreements of Purchaser under this Agreement.

6.2.2.      The obligation of each of the Purchaser to indemnify the Sellers Indemnified Parties for Losses pursuant to Section 6.2.1, is subject to the following limitations:

(a)	The indemnification of any Losses suffered by any breach or inaccuracy of the Purchaser’s Fundamental Representations shall be limited to the amounts received by the Sellers as Purchase Price. Except as otherwise stated in this Agreement, any other representations granted by the Purchaser shall be limited to an amount equivalent to seventeen point five percent (17.5%) of the amounts paid as Purchase Price (i.e. $8,497,518.23). For purposes of calculation of the amounts provided herein, withholdings or deductions applied to the Purchase Price as provided in this Agreement shall not be applicable.

(b)	Purchaser shall not be required to provide indemnification to any Seller Indemnified Party unless the amount of Losses incurred by the Seller Indemnified Parties in respect of all claims against Purchaser for indemnification hereunder pursuant to Section 6.2.1, exceeds the aggregate amount of $200,000, at which point the full amount of any and all Losses shall be recoverable from the first Dollar.

None of the limitations set forth in Section 6.2.2(a) or Section 6.2.2(b) above will apply in case of fraud or willful misconduct.

6.3.         Termination of Indemnification Obligations. The indemnification obligations of the Indemnifying Parties under this Agreement shall terminate twenty four (24) months as from the Closing Date except (a) as to matters as to which the Indemnified Party has made a claim for indemnification on or prior to such date specifically addressing a Loss, as stipulated in this Agreement, (b) as to matters as to which the Indemnified Party has suffered Losses arising out of the Indemnifying Party’s fraud or willful misconduct, (c) in the case of the indemnity obligations of the Indemnifying Party, as applicable with respect to any claim pertaining to a misrepresentation, inaccuracy or breach of warranty under any of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.23, 4.30, 4.31 (the “Sellers’ Fundamental Representations”), 5.1, 5.2, 5.3, 5.4, 5.8, 5.9 (the “Purchaser’s Fundamental Representations”), and a claim for breach of a covenant contained in ARTICLE 7, and (d) the representations and warranties contained in Sections 4.9 and 4.21.

The obligations referred to in:

6.3.1.      the preceding clause (a) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied;

6.3.2.      the preceding clauses (b) and (c) shall terminate upon the expiration of the relevant statutory period of limitation, except as to matters as to which any Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied;

6.3.3       the preceding clause (d) shall terminate upon the sixth anniversary of the Closing Date and upon the third anniversary of the Closing Date, respectively.

Any claims made after the aforementioned survival periods shall be forever barred and no Party shall have any liability hereunder in respect thereof; provided, that if a valid claim notice for indemnification has been given hereunder prior to expiration of the applicable survival period, then the claims for such Loss alleged to have been incurred in such claim notice (and only such claim and for such Loss alleged to have been suffered) if then unresolved, will not be extinguished by the passage of the applicable survival period.

For the avoidance of doubt, survival periods are not mutually exclusive with respect to any facts, events or conditions giving rise to an indemnification right and any claim of an Indemnified Party that is eligible for more than one survival period pursuant to Section 6.3 shall be subject to the longest survival period that is relevant to such claim.

6.4.         Grounds for Asserting Claims. Each Seller Indemnifying Party hereby undertakes severally (but not jointly) and the Purchaser Indemnifying Party hereby undertakes the obligation to indemnify the applicable Indemnified Parties against and with respect to any and all actions, claims, losses, charges, damages, awards, liabilities, settlements, payments, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses), provided however, that losses shall not include special, indirect, consequential, punitive or other special damages, including loss of profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity (hereinafter, “Losses”) suffered or incurred by any applicable Indemnified Party as a result of any direct Loss or an action, suit, proceeding, determination or demand (whether judicial or not) instituted against the Indemnified Party including, without limitation, (a) any action or claim of any nature brought or otherwise initiated by any of the Indemnifying Parties or (b) by a third party or any Governmental Body in connection with, arising out of or in any way related to any breach or misstatement of any representation and warranty or other obligation or statement of the the Parties under this Agreement and the Schedules herein.

6.5.         Remedy of Set-Off. In addition to any remedies available to the Purchaser under applicable Law and under this Agreement, the Purchaser shall be entitled to deduct the Losses suffered by it or any other amount owed to it under this Agreement from any outstanding payment that may be payable by the Purchaser or the Company to such Seller, under this Agreement or any other ancillary document in the event the Escrow Amount is insufficient to cover such Losses (and only in excess of any deficiency) (“Set-Off Rights”). For the avoidance of doubt deductions shall be made to the corresponding Seller severally but not jointly.

For the avoidance of doubt, any portion of any payments owed by the Purchaser to any of the Sellers that is set off or withheld pursuant to the exercise of Set Off Rights shall not in any way be deemed to be a defaulted or otherwise unpaid amount pursuant to Sections 1.2, 1.3, 1.4, and 2.2, and shall instead be deemed to have been paid in full by the Purchaser to the Sellers in accordance with Sections 1.2, 1.3, 1.4, and 2.2.

6.6.         Process of Claiming Indemnification.

6.6.1.      Notice of Third-Party Claims. If any of the Indemnified Parties receives notice of the commencement or assertion of any claim by a third party (a “Third-Party Claim”), the Indemnified Party shall give to the Indemnifying Party (the “Indemnifier”) prompt and detailed notice thereof, but in any event no later than ten (10) Business Days after receipt of such notice of such Third-Party Claim or within such shorter period of time as may reasonably be required to permit the Indemnifier to respond to any such claim; provided, however, that the failure to provide such notice or any delay in providing such notice shall not release any Indemnifying Party from any of their obligations under this ARTICLE 6 except to the extent the Indemnifying Party is materially prejudiced by such failure or delay (and then only to the extent of such prejudice). Such notice to the Indemnifier shall describe the Third-Party Claim in reasonable detail and, as the case may be, shall have copy of the documentation received therewith enclosed.

6.6.2.      If the Indemnifier disputes such Third Party Claim or does not so respond to the Indemnified Party within a ten (10) calendar day period or within such shorter period of time as may reasonably be required to permit the Indemnifier to respond to any such claim, the Indemnifier and the Indemnified Party shall settle such dispute in accordance with Section 10.12 hereto.

6.6.3.      Defense of Third-Party Claims. The Indemnifier may participate in or assume the defense of any Third-Party Claim by giving prompt notice to that effect to the Indemnified Party but in any event no later than twenty (20) Business Days or within such shorter period of time as may reasonably be required to permit the Indemnifier to respond to any such claim, after receiving notice of that Third-Party Claim (the “Notice Period”), so long as the Indemnifier acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defense, provided, that counsel for the Indemnifier who shall conduct the defense of such Third Party Claim shall be a reasonably reputable counsel and if the Indemnifier elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense, subject to the Indemnifying Party’s right to control the defense thereof. The Indemnifier shall not enter into any agreement or settlement of any Third-Party Claim without obtaining the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defense of such Third-Party Claim, the Indemnified Party may, assume such defense, assisted by counsel of its own election and if decides to settle or compromise the Third-Party Claim, it must obtain the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In any such case, the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third-Party Claim. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or any Affiliate, the Indemnified Party may, by notice to the Indemnifier, assume the right to defend such Third Party Claim; provided that the Indemnifier shall be entitled to continue participating in the defense with its own counsel, and no settlement whereby the Indemnifier may be obliged to indemnify shall be made, without the prior written consent of the Indemnifier.

6.6.4.      Assistance for Third-Party Claims. The Indemnifier and the Indemnified Party will use commercially reasonable efforts to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available to the Party who is undertaking and controlling the defense of any Third-Party Claim (the “Defending Party”):

(a)	those employees and agents whose assistance, testimony or presence is necessary or desirable to assist the Defending Party in evaluating and in defending any Third-Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third-Party Claim.

6.6.5.      Designation of counsel. The Parties agree that, provided that the Indemnifier elects to assume the defense of any Third Party as provided for under this Section 6.6, it shall be entitled to elect counsel to defend against the Third-Party Claim.

6.6.6.      Direct Claims. Any claim among the Parties (a “Direct Claim” and jointly with the Third-Party Claims, the “Claims”) shall be asserted by giving the Indenifying Party prompt and detailed written notice, including a description, as accurate as practicable, of the amount, cause and circumstances of the Loss related to the Direct Claim, but in any event not later than fifteen (15) Business Days after the Indemnified Party becomes aware of such Direct Claim; provided, however, that the failure to provide such notice or any delay in providing such notice shall not release any Indemnifying Party from any of their obligations under this ARTICLE 6 except to the extent the Indemnifying Party is materially prejudiced by such failure or delay (and then only to the extent of such prejudice). The Indemnifier shall then have a period of thirty (30) Business Days within which to respond in writing to such Direct Claim. If the Indemnifier accepts in writing full responsibility for the Direct Claim described in such notice, the Indemnifier shall pay upon demand to the Indemnified Party the amount of Losses relating to such Direct Claim as the Parties hereto agree. If the Indemnifier disputes such Direct Claim or does not so respond within such thirty (30) day period, the Indemnifier and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute in accordance with Section 10.12 hereto.

6.7.         Indemnity Payments.

6.7.1.      In calculating the amount of any Losses, any payment made pursuant to this Article will be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Laws. The amount of any Losses incurred in a currency other than Dollars will be converted into Dollars at the official exchange rate published in either (a) Diario Oficial de la Federacion (National Gazzette) with respect to Mexican pesos, (b) the Superintendencia Financiera de Colombia with respect to Colombian pesos, (c) by the Superintendencia de Banca, Seguros y AFP de la República del Perú with respect to Peruvian soles, (d) in the official web page of the Central Bank of Brazil with respect to Brazilian reais, and (d) Communication “A” 3500, as amended or supplemented, issued by the Central Bank of the Republic of Argentina with respect to Argentine pesos, for the closing of transactions for the Business Day immediately prior to the date such Losses are actually incurred.

6.7.2.      Notwithstanding Purchaser’s rights pursuant to Section 6.5, the Indemnifier will pay all amounts payable pursuant to this Article, (A) to the extent the Indemnifier are Sellers, first, from the Escrow Fund and (B) second, to the extent such Losses exceed the aggregate amounts referenced in clause (A) above by the Indemnifier and, if the Indemnifier are Sellers, severally but not jointly, by wire transfer of immediately available cash funds in Dollars promptly following receipt from an Indemnified Party of a Claim, unless the Indemnifier in good faith reasonably disputes the Losses, in which event it will promptly notify the Indemnified Party, and in any event, the Indemnifier will pay to the Indemnified Party, by wire transfer in immediately available cash funds in U.S. dollars, the amount of any Losses for which it is liable hereunder no later than three (3) Business Days following any Determination of such Losses and the Indemnifier’s liability therefor. A “Determination” will exist when (A) the parties to the dispute have entered into a legally binding agreement with respect to the dispute, (B) a court of competent jurisdiction will have entered a final and non-appealable order or judgment, or (C) an arbitration or like panel will have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.7.3.      The Indemnifier will only be discharged of its payment obligation by paying the full payment amount in Dollars, and not by conversion of any payment amounts into other currencies and/or by means of a local payment. To the fullest extent permissible under applicable law, the Parties hereby irrevocably waive and renounce to judicially invoke and/or in any way enforce any right that it may currently have or that it will have pursuant to any applicable Law to make any payment of the payment obligations and/or any other amount owed to the Indemnified Party under this Agreement in its equivalent amount in local currency.

6.8.         Limitations of Liability.

6.8.1.      Losses Net of Insurance and Recovery. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy, with respect to such Losses, less any increase in the corresponding premium and (ii) any prior recovery by the Indemnified Party from any third party with respect to such Losses. If an Indemnified Party recovers an amount from an insurance policy or any other third party in respect of Losses that is the subject of indemnification hereunder after all or a portion of such Losses has been paid by an Indemnifier pursuant to this Article, the Indemnified Party will promptly remit to the Indemnifier the excess (if any) of (i) the amount paid by the Indemnifier in respect of such Losses, plus the amount received from the insurance policy or third party in respect thereof, less (ii) the full amount of Losses.

6.8.2.      No Duplicative Recovery. Where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Party seeking indemnification shall not be entitled to double or duplicative recovery of Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances. For the avoidance of doubt, if the Indemnified Party is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Party may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

6.8.3.      Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this ARTICLE 6 in respect of Losses for which any Indemnified Party has a right to recover against a Third Party (including an insurance company), such Indemnifying Party shall be subrogated to the right of such Indemnified Party to seek and obtain recovery from such Third Party, except, that if such Indemnifying Party shall be prohibited from such subrogation, such Indemnified Party shall seek recovery from such Third Party on such Indemnifying Party’s behalf and pay any such recovery to such Indemnifying Party.

6.8.4.      Fraud; Willful Misconduct. Notwithstanding any other provisions of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE 6 to the extent any Losses were solely attributable to such Indemnified Party’s bad faith, willful misconduct or intentional fraud.

6.8.5.      Mitigation. Each of the Sellers Indemnified Parties and Purchaser Indemnified Parties shall use its commercially reasonable efforts to take or cause to be taken all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this ARTICLE 6 to the extent required by applicable Law.

6.8.6.      Exclusive Remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled according to this Agreement. Except in the case of intentional fraud or willful misconduct committed with the knowledge of any of the Parties (as to which none of the limitations set forth in this ARTICLE 6 will apply), from and after the Closing, the rights of any Indemnified Party under this ARTICLE 6 (including, any right to specific performance) will be the sole and exclusive remedy of such Indemnified Party with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 6.

ARTICLE 7.
COVENANTS

7.1.         Access to Information. Subject to applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Purchaser shall be entitled, through its employees and representatives, to enter upon and make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books and records, financial condition and operations of the Company and its Subsidiaries as such Purchaser may desire (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries); provided, however, such Purchaser may not communicate with any customers, vendors, suppliers or creditors of the Company and its Subsidiaries with respect to the Business without the prior written consent of the Company. Any such investigation and examination shall be conducted during normal business hours. Notwithstanding the foregoing, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement with a third party, (b) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege, (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company’s counsel, would reasonably be expected to conflict with applicable Laws or (d) relating to the sale process regarding the Shares or bids received from others in connection with any such process.

7.2.         Conduct of Business.

7.2.1.      During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall cause the Company and its Subsidiaries to carry on the business of the Company and its business organization in all material respects in the ordinary course consistent with past practice.

7.2.2.      Except as expressly provided herein, set forth in Schedule 7.2.2, consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed) or required by Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall, and shall cause the Company to conduct the business of the Company in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall not, and shall cause the Company and its Subsidiaries not to:

(a)	transfer, issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any ordinary stock or preferred stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such ordinary stock or preferred stock or other convertible securities or any stock or rights pursuant to phantom stock agreements or stock option agreements, other than those transfers permitted pursuant to Section 3.2.4;

(b)	effect any recapitalization, reclassification or like change in its capitalization;

(c)	amend its certificate of incorporation or by-Laws or other organizational documents;

(d)	enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire securities owned by any other company or individual;

(e)	(A) increase the annual level of compensation of any of its directors or executive officers, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any of its directors or executive officers, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plant or arrangement made to, for, or with any of its directors or executive officers of otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any of its directors or executive officers, except, in each case as required by applicable Law from time to time in effect or by the terms of any employee plan;

(f)	acquire any properties, rights or other assets, in each case, other than in the ordinary course of business, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material properties or rights;

(g)	make, change or revoke any Tax election, settle or compromise any Tax claim or liability, incur any liability for Taxes other than in the ordinary course of business consistent with past practice, change (or make a request to any Governmental Body to change) any aspect of its method of accounting for Tax purposes, or waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued;

(h)	increase current indebtedness of the Company and its Subsidiaries in an amount higher than $250,000 in the aggregate;

(i)	incur in breach of the agreements entered into by and between the Company and certain key vendors, as disclosed in Schedule 7.2.2(i), that lead or could have led to the termination of the distribution and marketing rights granted to the Company pursuant to such agreements; or

(j)	agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions set forth in this Agreement.

7.3.        Exclusivity. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, without the prior approval of the Purchasers, none of the Company or any of its shareholders, directors, officers, employees, agents or representatives will, directly or indirectly, solicit, facilitate or encourage proposals from or enter into or continue discussions or negotiations with or furnish any nonpublic information to any other Person regarding the possible sale of the Shares or other capital stock of the Company (including any security that is convertible into capital stock of the Company), a material portion of the Company’s assets or any merger or similar transaction or any financing transaction (an “Alternative Transaction”). Upon the execution and delivery of this Agreement, to the extent it has not already done so, the Company will, and will cause any of its Subsidiaries to, immediately terminate any ongoing discussions with any other third parties regarding a possible Alternative Transaction and request the return of any confidential information provided to third parties in connection with a potential Alternative Transaction. The Company will notify the Purchasers promptly of any proposals by third parties received by the Company or any of its directors, officers, employees, agents or representatives after the date hereof with respect to any potential Alternative Transaction (including the terms of such proposal and any written correspondence related thereto). The Company will, and will cause its Subsidiaries to, deal exclusively with the Purchasers notwithstanding any such third party proposals.

7.4.         Publicity. The Company, the Selling Shareholders and the Purchasers agree that no public release or announcement concerning the Transactions shall be issued without the prior consent of the other Party, except where such announcement is required under applicable Law or the rules of any stock exchange or trading system. Notwithstanding the preceding sentence, upon the Closing of the Transactions, the Company and the Purchasers may issue a press release in form and substance reasonably satisfactory to the Company and the Purchasers.

7.5.         Further Assurances. Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such commercially reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the Transactions, as soon as reasonably practicable. Without limiting the foregoing, each Party shall use its commercially reasonable efforts, and the other Parties shall cooperate with such efforts, to execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper in the reasonable judgment of any Party to carry out the provisions and purposes of this Agreement.

7.6.         Non-competition. Each Group B Seller acknowledges and agrees that such Group B Seller has had access to or received and may continue to have access to valuable confidential information and trade secrets of the Company and exposure to key suppliers, service providers, and clients or customers of the Company. Accordingly, because of such Group B Seller’s and/or the relevant Key Employee’s access to, and knowledge of, the Company’s confidential information and trade secrets and key suppliers, service providers and clients or customers, as well as Group B Seller’s or Key Employee’s extraordinary position within the Company, such Group B Seller or Key Employee would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were such Group B Seller or Key Employee be allowed to compete with the Company or to commit any of the other acts prohibited below. Each Group B Seller or Key Employee therefore recognizes that the assumption of non-competition and non-solicitation obligations by such Group B Seller is a key consideration and an essential condition for the Purchaser’s decision to enter into this Agreement and pay the Purchase Price, and is necessary to protect the legitimate interests of the Company and in order to protect the legal rights and interests of all Parties under this Agreement. Each Group B Seller acknowledges and agrees that the limitations of time, geography, and scope of activity set forth in this ARTICLE 7 are reasonable because, among other things, the Company is engaged in a highly competitive industry; the Group B Sellers and/or the Key Employees have had and may continue to have access to the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of the Company; and these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of the Company. Accordingly, each Group B Seller and/or Key Employee hereby undertakes, for the period of (i) thirty-six (36) months from the Closing Date; or (ii) eighteen (18) months of termination of employment with the Company of such Group B Seller or applicable Key Employee; whichever occurs last and up to a maximum term of five years as from the Closing Date, the obligation not to, directly or indirectly, on his own account, jointly with or on behalf of any other person or corporation as an independent contractor, partner, joint venture partner, or agent, or as principal, or otherwise on any account or pretense or as a trustee, officer, director, manager, shareholder, employee, advisor, or agent of any corporation, trust or other business organization or commercial entity, compete with the Company, Purchaser and/or its Affiliates, in any state or country, territory or jurisdiction, in activities defined for the purposes of this Section 7.6 as follows: the business of providing outsourced service of designing, implementing third-party software solutions, reselling of cloud technology licenses, developing and implementing custom software applications, digital product, websites, technologies, strategies and consulting for the purpose of digital transformation, as of the date of this Agreement (the “Activities”), being therefore the Group B Sellers prevented from doing the aforementioned (“Non-Competition Obligation”) unless it is authorized in writing by the Purchaser.

The provisions of this Section 7.6 shall remain in force for a maximum term of until the fifth anniversary of the Closing Date, at which point the non-compete restrictions included in each of the Non-Disclosure Agreements executed by each Key Employee shall apply.

7.6.1.      Except for the participation in Novimark, which shall not be increased and which is a company involved in the activites described in Schedule 7.6.1, holding any equity interest (other than minority interest representing more than two percent (2%)) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities;

7.6.2.      Rendering consultancy, management or other similar services in connection to the Activities to third parties (including but not limited to the past and / or current clients of the Company);

7.6.3.      Becoming a director, officer, trustee, agent, advisor, manager, an employee services renderer or consultant or contractor of any company or business organization or commercial entity which activities are the same or similar to or are directly or indirectly competing with the Activities; or

7.6.4.      Commencing, owning, operating, managing, joining, establishing, engaging in, assisting, having an interest in, controlling, or carrying on, or attempting to or agreeing to commence, own, operate, manage, join, establish, engage in, assist, have an interest in, control, or carry on an Activity which is the same as or similar to the Activities, in any manner other than holding any minority interest representing no more than 5% (five percent) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities as contemplated in Section 7.6 above.

7.7.         Non-Solicitation. Each Group B Seller hereby undertakes, (i) for the period of thirty-six (36) months from the Closing Date or (ii) eighteen (18) months of termination of employment with the Company of such Seller; whichever occurs last, shall not, whether directly or indirectly, by themselves or in association with or through any person, in any manner whatsoever, to (i) contract, subcontract or enter into a joint venture with any of the employees or managers of the Company, Globant or any of Globant’s Affiliates among themselves and/or any of them with any of this family members; (ii) tender for, canvass or solicit or attempt to tender for, canvass or solicit the business of or employment of any client or customer of the Company in connection with the Activities; (iii) induce or attempt to induce any client, customer or supplier of the Company to cease to deal with the Company or otherwise interfere with the relationship between such client, customer or supplier and the Company; or (iv) perform any actions towards co-opting the clients of the Company and/or interrupting any transaction in progress among the Company and such clients (with regards to the Company’s Activities); or (v) assist, influence, encourage or induce such action in any manner whatsoever (the “Non-Solicitation Obligation”).

7.8.         Antitrust Filing. If applicable, the Parties agree to comply with any other pre or post Closing mandatory merger control notification or requests of approval before the relevant Antitrust Authorities in any jurisdiction where the Company has made material sales.

7.9.         Cooperation. The Sellers shall grant to the Purchaser (or its designees) access, after Closing, at all reasonable times to all of the documents, information, books, data files, and records relating to the Company or the Transaction within the possession of the Sellers that are not transferred to the Purchaser pursuant to ARTICLE 2, as applicable, and shall afford the Purchaser (or its designees) the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare any document that must be filed with any Governmental Body, respond to audits and investigations, prosecute protests, appeals and refund claims and to conduct negotiations with taxing authorities or with third parties. The Purchaser shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Purchaser or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare responses, respond to audits and investigations, prosecute protests, appeals and claims and to conduct negotiations with any Governmental Body or with third parties.

ARTICLE 8.
SELLERS’ TAXES; COOPERATION

8.1.         Allocation. Each of the Sellers shall be responsible for Taxes and associated expenses allocated to such Seller and will file all Tax Returns required to be filed to report Taxes imposed on or with respect to the Transaction. Each Seller will be solely liable for and will pay all such Taxes, and will indemnify, defend, and hold harmless Purchaser from and against any and all liability for the payment of such Taxes and the filing of such Tax returns.

8.2.         Pre-Closing Taxable Periods. With respect to any income Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Company (a) the Purchaser shall cause the Company to prepare such Tax Return as otherwise required by applicable Law, and shall deliver such Tax Return to the Sellers for their review and comments at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, (b) the Purchaser shall consider in good faith any reasonable comments provided in writing by the Sellers within ten (10) days of receipt of the draft Tax Return, and (c) the Purchaser shall cause such Tax Return to be duly and timely filed with the appropriate taxing authority and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Return or, as applicable, his or its allocable share of such Taxes.

8.3.         Straddle Taxable Periods. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Company, (a) the Purchaser shall cause the Company to prepare such Tax Return as required by applicable Law, and shall deliver a draft of such Tax Return to the Sellers, for their review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, subject to the Sellers’ payment to the Purchaser of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date that was not reflected as a liability in the calculation of Net Working Capital and/or in the Financial Statements, the Purchaser shall cause such Tax Return to be executed and duly and timely filed with the appropriate taxing authority and shall pay all Taxes shown as due and payable on such Tax Return. Tax liability for a Straddle Taxable Period shall be apportioned between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date. Such apportionments shall be made on a per diem basis for (i) income and turn-over Taxes and similar Taxesand (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation). Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the Closing Date.

8.4.         Cooperation. The Sellers shall grant to the Purchaser (or its designees) access at all reasonable times to all of the documents, information, books, data files, and records relating to the Company within the possession of the Sellers that are not transferred to the Purchaser pursuant to ARTICLE 2, as applicable, and shall afford the Purchaser (or its designees) the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with taxing authorities. The Purchaser shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company for taxable periods and portions of taxable periods through the Closing Date within the possession of the Purchaser or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare financial statements, Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with taxing authorities. After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

ARTICLE 9.
TERMINATION

9.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

9.1.1.      by the mutual written consent of the Sellers and Purchaser;

9.1.2.      by Purchaser by written notice to the Sellers if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 3 and such breach, inaccuracy or failure has not been cured by Sellers within fifteen (15) days of the receipt of written notice of such breach from Purchaser;

9.1.3.      by Sellers by written notice to Purchaser if Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 3 and such breach, inaccuracy or failure has not been cured by Purchaser within fifteen (15) days of Purchaser’s receipt of written notice of such breach from the Sellers; or

9.1.4.      by Purchaser or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2.         Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 9 or if the Closing does not occur by March 1, 2019 (unless extended by the Purchaser to April 1, 2019), this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

9.2.1.      as set forth in this ARTICLE 9, and ARTICLE 10 hereof, as applicable;

9.2.2.      the Non-Disclosure Agreement between the Sellers and Purchaser dated May 8, 2018, will continue to be in force; and

9.2.3.      that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

9.3.         Effect of Closing. Each Party shall be deemed to have waived its respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the nonfulfillment of any condition precedent set forth in ARTICLE 3 unless such waiver is made in writing.

ARTICLE 10.
GENERAL

10.1.       Amendment and Modification. This Agreement may only be amended, modified or supplemented by the written agreement of the Parties hereto.

10.2.       Waiver of Compliance. Any failure of Purchaser, on the one hand, or Sellers, on the other hand, to comply with any obligation, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.3.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Body making such determination is authorized and instructed to modify this Agreement so as to reflect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.4.       Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement including negotiation of any documents and ancillary agreements (the “Transaction Documents”), shall be borne solely and entirely by the Party that has incurred in such expenses. All Taxes and costs incurred by the parties hereto in connection with the transactions contemplated by this Agreement including negotiation of any Transaction Documents shall be borne solely and entirely by the Party that has incurred in such Taxes, expenses or costs. It is further clarified that, if applicable, all expenses in relation to the payment of stamp duty or stamp tax related to the execution of any transfer of the shares or equity interest to Globant shall be borne by Globant and the Sellers in equal parts.

10.5.       Parties in Interest. Other than as specifically provided herein, this Agreement is not intended to and shall not confer upon any person, other than the Parties hereto (and persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

10.6.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by electronic mail, hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Sellers to:

Sanford Management Sucursal Colombia

Av Calle 72 No. 6 - 30 Piso 6.

Bogotá, Colombia

E-mail: clloreda@laif.com.pa

Attention: Cristina Lloreda

Diego Maldonado

Carrera 18 A No. 137 - 80 Piso 5

Bogotá, Colombia

E-mail: dmaldonado@avanxo.com

With copy to (which shall not constitute notice):

Philippi, Prietocarrizosa, Ferrero DU & Uría S.A.S.

Carrera 9 No. 74 - 08 (105)

Bogotá, Colombia

E-mail: martin.acero@ppulegal.com

Attention: Martin Acero

If to Purchaser to:

Globant

Ing. Butty 240, 6th floor

(1001) City of Buenos Aires

Argentina

Email: sol.noello@globant.com

Attn. General Counsel

With copy (which shall not constitute notice) to:

Marval, O’Farrell & Mairal

Av. Leandro N. Alem 882, 13th floor

(1001) City of Buenos Aires

Argentina

Email: hs@marval.com

Attn. Hernán Slemenson

If to the Company to:

Avanxo (Bermuda) Limited

Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda

Attn. Roderick M. Forrest

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on (i) the date of receipt if hand delivered, (ii) on the date of receipt if transmitted by facsimile, (iii) the date indicated for receipt on the return receipt, if mailed by registered or certified mail and (iv) the date of receipt specified by the carrier, if sent by Federal Express or other recognized overnight courier. If notices, requests or instructions are given by facsimile, a confirming copy will be sent by hand, or mailed by registered or certified mail.

10.7.       Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all the counterparts have been signed by each of the parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.8.       Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent, discussions and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Transaction Documents. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement.

10.9.       Assignment. This Agreement may not be assigned by the Sellers, in whole or in part, without the previous written consent of the Purchaser, provided however, that CloudFour Tech SAS may transfer its Shares in Avanxo (Bermuda) Limited to MB Marcomm LLC and, in such case, all rights and obligations of CloudFour Tech SAS under this Agreement shall be assumed by MB Marcomm LLC. The Purchaser may assign this Agreement and all of the rights and obligations to any Affiliate company and/or to any third party without the prior consent of the Sellers, provided that such Affiliates comply with all requirements set forth in this Agreement, complies with the warranties and representations granted by the Purchaser in this Agreement and has secured sufficient funds to comply with the obligations set forth in this Agreement.

10.10.     Publicity. Disclosure. Except by prior mutual consent, neither Sellers nor Purchaser shall issue any press releases or make any other public announcement or statement concerning this Agreement and the transactions contemplated hereby, provided, however, that Purchaser and its Affiliates shall be entitled to disclose the terms of this Agreement, and make any announcement and filing (including a filing of this Agreement and its Schedules) required by any applicable Law and, in particular, by any securities and public offerings Laws of the United States of America and/or Luxembourg.

10.11.     Further Assurances. At any time on or after the date hereof, the Parties shall upon request each perform such acts, execute and deliver such instruments, assignments and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise to carry out the purposes of this Agreement.

10.12.     Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any conflict of Law provisions.

All disputes arising out or in connection with the Agreement (a “Controversy”) shall be resolved in one of the following ways:

10.12.1.  By mutual agreement of the Parties involved in the Controversy, expressed by a letter signed by the parties thereto, whereby the Parties involved in the Controversy shall endeavor to negotiate a settlement of the Controversy. If the Parties fail to resolve the Controversy within 21 calendar days after their first discussion, they shall commit to a personal meeting, at a location mutually acceptable to the Parties in New York, New York, United States of America, for two (2) business days to negotiate a solution to the Controversy, and only if they fail to resolve such Controversy according to this Section 10.12.1, the Controversy shall be resolved as provided in Section 10.12.2 below. The letter of mutual agreement to negotiate may set forth rules, procedures, time limits and other matters agreed to by the Parties.

10.12.2.  If the Parties fail to resolve the Controversy in accordance with Section 10.12.1 above, such Controversy shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce for the time being in force (which rules are deemed to be incorporated by reference in this Section 10.12.2) by three (3) arbitrators appointed in accordance with such rules; provided, however, that if the Controversy is for an amount of less than $5,000,000, only one (1) arbitrator to be appointed in accordance with such rules shall intervene to settle the Controversy. The place of the arbitration shall be Miami, Florida, United States of America, and the language of the arbitration shall be English. Notwithstanding anything to the contrary in this Section 10.12.2, documents and other evidence in the arbitration may be submitted in Spanish if Spanish is the original language of the document or evidence, and witnesses and experts may provide testimony in Spanish if Spanish is their mother language or if they so elect. The Parties hereby waive the right to demand the posting of bond for costs.

With the broadest scope as permitted by Law, the Parties hereto waive their right to file legal actions against the arbitration award and exceptions against its execution. The enforcement or execution of any award may be requested before the competent courts of any competent jurisdiction.

10.13.     Attorneys Fee. If any action is brought for the enforcement or interpretation of this Agreement or relating to an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party as determined by the judge or arbitrator shall be entitled to recover attorneys’ fees and other costs incurred in addition to any other relief to which such Party may be entitled.

10.14.     Confidential Information. Each of the Sellers hereby agrees (i) to hold and to cause each of such Party’s agents, employees and representatives to hold the Company’s and Globant’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, (ii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 10.14, “Confidential Information” shall mean, without limitation: (a) any information that is specifically marked as “Confidential”; (b) any notes, analyses, compilations, studies, interpretations, or other documents prepared or furnished by the Company or Globant related to any of the transactions contemplated by this Agreement; (c) information which the management of the Company or Globant has requested in writing to be kept confidential; (d) information which is disclosed verbally and identified as confidential at the time of disclosure; and (e) information of which, by its nature, must be kept confidential in order to prevent adverse consequences to the business of the company or Globant.

10.15.     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.16.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

* * *

[Signature pages follow.]

SCHEDULE A

DEFINITIONS

For purposes of this Agreement and its Exhibits and Schedules, and notwithstanding those definitions included in other parts of the Agreement (including its Schedules, Annexes and Exhibits), and unless the context clearly indicates otherwise, the terms of which the first letter is written in an upper case shall have the meaning ascribed to it in this Schedule.

“2018 Bonus Payments” shall mean any obligations or payments to be made by the Company after the Closing Date with respect to any extraordinary gratification, bonus or other incentive compensation to any employee of the Company in connection with their employment and/or performance prior to December 31, 2018, including, without limitation, sales related bonuses and Management Team performance bonuses.

“Accounts Receivable” shall have the meaning set forth in Section 4.15.4 of this Agreement.

“Action” shall have the meaning set forth in Section 4.8. of this Agreement.

“Activities” shall have the meaning set forth in Section 7.6 of this Agreement.

“Actual Revenue” shall mean Revenue for each of Year 1 and Year 2.

“Actual Gross Margin” shall mean Gross Margin Revenue for each of Year 1 and Year 2.

“Actual Operating Margin” shall mean Operating Margin Revenue for each of Year 1 and Year 2.

“Agreement” shall mean the Share Purchase Agreement entered into by and between Globant and Sellers.

“Affiliate” shall mean a person controlled by, controlling of, or under common control with one of the Parties, as the context may indicate.

“Alternative Transaction” shall have the meaning set forth in Section 7.3 of this Agreement.

“Anti-Bribery Laws” means applicable anti-corruption or anti-bribery Laws and any related rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, including the FCPA, the UK Bribery Act, Sections 256 to 259, 266, 268 and 300 bis of the Argentine Criminal Code (Código Penal de la Nación), Argentine Law No 25,188, Argentine National Decree No 41/99, Argentine Law No 27,401, the Colombian Laws No 1474 of 2011 and 1778 of 2016 and articles 407 and 433 of the Colombian Criminal Code (Código Penal), the international conventions, including the Inter-American Convention against Corruption (IACAC) 1996, the Convention on Combating Bribery of Foreign Officials in International Business Transactions 1997 (OECD Anti-Bribery Convention), the United Nations Conventions against Business Corruption 2003, the Brazilian Federal Law No 12,846 from 2013 (Brazilian Clean Company Act), its Decree 8,420 from 2015, and, when applicable, the Brazilian Civil Code, Brazilian Federal Law No 8,429 from 1992, Brazilian Federal Law 8,666 from 1993, Federal Law No 8,443 from 1992, and other Brazilian Laws that may be applicable and include aspects related to anti-corruption, anti-bribery, anti-fraud, etc., in federal, state or municipality level, Peruvian Criminal Code, Peruvian Law No 30424 and its modifications, Section 113 of the Political Constitution of the United Mexican States, the Tenth Title of the Mexican Federal Criminal Code, the Mexican Federal Anticorruption Law Public Contracting, the Fourth Title of the Mexican Federal Law of Administrative Responsibilities of Public Officers and the General guidelines for the establishment of permanent actions that ensure the integrity and ethical behavior of public officers in the performance of their jobs, positions or commissions.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering Laws issued, administered or enforced by any Governmental Body, including, without limitation, the U.S. Bank Secrecy Act and the USA Patriot Act, Colombian Laws No. 1121 of 2006 and the 1708 of 2014, and article 323 of the Colombian Criminal Code (Código Penal), Argentine Laws No 25,246 and 25,188, as amended and complemented, and any decree, regulation, resolution, rule or guidelines issued by the Governmental Authority in charge of supervising anti-money laundering matters, including, without limitation, international conventions including the United Nations Convention against Illicit Traffic in Narcotic Drugs and Money Laundering 1988, the United Nations Convention for the Suppressing of the Financing of Terrorism 1999, the United Nations Convention against Transnational Organized Crime 2000, the Inter-American Convention against Terrorism and Money Laundering 2002 and the resolutions issued by the Brazilian Financial Activities Control Council (Conselho de Controle de Atividades Financeiras), Peruvian Legislative Decree No 1106, and Sections 400 Bis and 400 Bis 1, 139, 139 Bis and 139 Ter, 139 Quater and 139 Quinqui of the Mexican Federal Criminal Code, the Mexican Federal Law for the Prevention and Identification of Operations with Resources of Illegal Origin, the Regulations of the Federal Law for the Prevention and Identification of Operations with Resources of Illegal Origin, and the Rules of a General Character referred to in the Mexican Federal Law for the Prevention and Identification of Operations with Resources of Illegal Origin.

“Antitrust Clearance” means (a) the Colombian Antitrust Authority having adopted a decision stating that either the transaction contemplated herein (i) falls outside the scope of Colombian merger control rules, or (ii) is unconditionally authorized without the need to apply remedies, or (iii) is conditionally authorized subject to compliance with specific remedies set forth by the Colombian Antitrust Authority, or (b) the Colombian Antitrust Authority having failed to adopt a decision authorizing or objecting the transaction contemplated herein within the statutory timeframe.

“Avanxo” shall mean Avanxo (Bermuda) Limited, a company duly organized and existing under the Laws of the Islands of Bermuda.

“Accounts Receivable Certificate” shall have the meaning set forth in Section 1.4.2(a) of this Agreement.

“Bad Debt” means any debt that is still unpaid after one hundred and twenty (120) calendar days from its due date.

“Breaching Group B Seller” shall have the meaning set forth in Section 1.4.5(a) of this Agreement.

“Business Day” means any day of the year on which national banking institutions in the City of Buenos Aires, Argentina, Bogota, Colombia and New York, New York, United States of America are open to the public for conducting business and are not required or authorized to close.

“Cash” shall mean any sum related to the amounts held by the Company in cash and/or in bank accounts or cash equivalents (other than cash and cash equivalents that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by Law or contract).

“Cause for Non-Payment” shall have the meaning set forth in Section 1.4.5 of this Agreement.

“Claim” shall have the meaning set forth in Section 6.6.6 of this Agreement.

“Closing” shall have the meaning set forth in Section 2.1 of this Agreement.

“Closing Cash Statement” shall have the meaning set forth in Section 1.4.3(c) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.1 of this Agreement.

“Closing Date Accounts Receivable Certificate” shall have the meaning set forth in Section 1.4.2(a) of this Agreement.

“Closing Date Payment” shall have the meaning set forth in Section 1.4.3(b) of this Agreement.

“Colombian Antitrust Authority” means the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio) of Colombia.

“Company” shall mean Avanxo.

“Company Copyrights” shall have the meaning set forth in Section 4.18.2 of this Agreement.

“Company Marks” shall have the meaning set forth in Section 4.18.3 of this Agreement.

“Company Patents” shall have the meaning set forth in Section 4.18.1 of this Agreement.

“Company Registered IP” shall have the meaning set forth in Section 4.18.7 of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 10.14 of this Agreement.

“Confidential Information Agreements” shall have the meaning set forth in Section 4.19 of this Agreement.

“Controversy” shall have the meaning set forth in Section 10.12 of this Agreement.

“Cutoff Date” shall have the meaning set forth in Section 1.4.2(a) of this Agreement.

“Defending Party” shall have the meaning set forth in Section 6.6.4 of this Agreement.

“Definitive Cash at Closing” shall have the meaning set forth in Section 1.4.3(d)of this Agreement.

“Definitive Net Working Capital” shall have the meaning set forth in Section 1.4.1(b) of this Agreement.

“Determination” shall have the meaning set forth in Section 6.7.2 of this Agreement.

“Direct Claim” shall have the meaning set forth in Section 6.6.6 of this Agreement.

“Direct Costs” shall mean, salaries and wages, bonuses, commissions, any mandatory salary payment, profit sharing distribution, costs of health, dental, and/or vision plans, life insurances, workers’ compensation insurance policy, holiday pay, Company benefits, professional fees, contractors fees, free-lancers fees and/or any amount paid for consultancy performed on a project, cost of any special equipment and devices needed for a specific project, travel expenses related to a project, and any expenses incurred by the Company while delivering services to a client (except reimbursed travel and project expenses (travel, hotels, meals, etc.). For the avoidance of doubt, no Indirect Costs shall be included in Direct Costs. Cost of software subscription/licenses shall be recognized and included in Earn Out calculations over the period of each applicable customer contract.

“Disclosure Schedule” shall have the meaning set forth in the preamble of ARTICLE 4 of this Agreement.

“Dollar” or “$”shall mean the United States dollar, lawful currency of the United States of America.

“Earn Out Objection Notice” shall have the meaning set forth in Section 1.3.3(c) of this Agreement.

“Earn Out Payment” shall mean each of the payments to be made by the Purchaser to Group B Sellers, as set forth in Section 1.3.2(a)(ii) of this Agreement.

“Earn Out Periods” shall have the meaning set forth in Exhibit C of this Agreement.

“Earn Out Report” shall have the meaning set forth in Section 1.3.3 of this Agreement.

“Effect” shall have the meaning set forth in Section 3.2.10 of this Agreement.

“Employee Benefit Plan” shall mean any welfare benefit plan, pension benefit plan, deferred compensation plan or arrangement, any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of the Company, and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (x) releases or threatened release of Hazardous Substance, (y) pollution or protection of employee health or safety, public health or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Escrow Agreement” means that certain Escrow Agreement to be entered on the Closing Date by and between Sellers and Purchaser, on terms and conditions reasonably satisfactory to Purchaser and Sellers.

“Escrow Amount” shall have the meaning set forth in Section 1.3.2(a)(iii) of this Agreement.

“Escrow Fund” shall have the meaning set forth in Section 1.3.1(b) of this Agreement.

“Estimated Cash at Closing” shall have the meaning set forth in Section 1.4.3(d) of this Agreement.

“Estimated Cash at Closing Certificate” shall have the meaning set forth in Section 1.4.3(a) of this Agreement.

“Estimated Closing Cash Certificate” shall have the meaning set forth in Section 1.4.3(a) of this Agreement.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977.

“Financial Arbitrator” shall mean the firm chosen pursuant to Section 1.3.3(d) of this Agreement.

“Financial Arbitrator Determination” shall have the meaning set forth in Section 1.3.3(d)(iv) of this Agreement.

“Financial Performance Target” shall have the meaning set forth in Exhibit C of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.11 of this Agreement.

“G Shares” shall have the meaning set forth in Section 1.3.2(c) of this Agreement.

“G Shares Amount” shall have the meaning set forth in Section 1.3.2(c) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“GDPR” shall mean the European Union General Data Protection Regulation.

“General and Administrative Expenses” means, for the Company, all the operating expenses, salaries of non-sales people and Taxes related to the general operation to the company (building and services, communications, finance, legal, IT, D&A, Taxes, salaries and wages and others.

“Globant” shall have the meaning assigned in the heading of this Agreement.

“Governmental Body” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Margin” shall mean, for any applicable period, Gross Profit divided by Revenue.

“Gross Margin Target” shall have the meaning set forth in Exhibit C of this Agreement.

“Gross Margin Target Payment” shall have the meaning set forth in Exhibit C of this Agreement.

“Gross Profit” shall mean Revenue minus Direct Costs minus Indirect Costs related to the services rendered and cost of licenses to be resold.

“Group B First Payment” shall have the meaning set forth in Section 1.3.2(a)(i) of this

Agreement.

“Group B Sellers’ Accounts” shall have the meaning ser forth in Section 1.3.2(b) of this Agreement.

“Group A Payment” shall have the meaning set forth in Section 1.3.1(a) of this Agreement.

“Group A Sellers” shall mean Marseilles Investments Limited, Scott Lee Hoing, Andres Wladimir Snaider and Top Oak LLC, as set forth in Schedule B of this Agreement.

“Group A Sellers’ Accounts” shall have the meaning set forth in Section 1.3.1(c) of this Agreement.

“Group A Sellers Escrow Amount” shall have the meaning set forth in Section 1.3.1(b) of this Agreement.

“Group B First Payment” shall have the meaning set forth in Section 1.3.2(a)(i) of this Agreement.

“Group B Sellers” shall mean Carlos Eduardo Morais, CloudFour Tech SAS and MB MARCOMM LLC, as set forth in Schedule B of this Agreement.

“Group B Sellers Escrow Amount” shall have the meaning set forth in Section 1.3.2(a)(iii) of this Agreement.

“Hazardous Substance” shall have the meaning set forth in Section 4.34 of this Agreement.

“IFRS” shall have the meaning set forth in Section 1.3.2(a)(iii) of this Agreement.

“Inbound License Agreement” means any agreement granting to the Company or any of its Subsidiaries any license under or with respect to any Intellectual Property Rights, other than (A) the nonexclusive license to the Company or any of its Subsidiaries of standard, generally commercially available, “off-the-shelf” third party products and services, (B) Open Source Software, or (C) Confidential Information Agreements (as defined below). A covenant not to assert any Intellectual Property Right against the Company or any of its Subsidiaries will be deemed to be an Inbound License Agreement.

“Indemnified Party” shall have the meaning set forth in Section 6.2.1of this Agreement.

“Indemnifier” shall have the meaning set forth in Section 6.6.1 of this Agreement.

“Indemnifying Parties” shall have the meaning set forth in Section 6.2.1 of this Agreement.

“Indirect Costs” Shall mean the cost of employees not assigned to any project but whose services are a necessary part of the delivery, costs associated to the management of projects for customers, the cost of talent pool (i.e., employees not assigned to billable projects) and severance for billable employees. For the avoidance of doubt, no Direct Costs will be included in Indirect Costs.

“Individual Seller” shall mean any of the selling shareholders identified in Schedule B of this Agreement.

“Intellectual Property Rights” means all rights arising from or associated with the following, whether protected, created or arising under the Laws of any jurisdiction of the world: (a) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (b) copyrights and registrations and applications therefor, including software (collectively, “Copyrights”); (c) trade names, trademarks and service marks (registered and unregistered), domain names, URLs, and other Internet addresses or identifiers, social media handles, trade dress and similar rights, and registrations and applications to register any of the foregoing (collectively, “Marks”); (d) non-public Technology, and other proprietary or confidential business information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including customer lists, but excluding any published Copyrights or published Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (f) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works.

“Key Employees” shall mean Diego Maldonado and Carlos Eduardo Morais.

“knowledge” means, when referring to the “knowledge” of each of the Sellers, or any similar phrase or qualification based on knowledge, the actual knowledge of the Sellers, the Key Employees and the chief financial officer and the knowledge that each such person would have reasonably obtained in the performance of each such person's duties as director, officer or employee of the Company.

“Labor Agreement” shall mean each management, employment, severance, consulting, service agreement or similar agreement or contract between the Company and any current, former, or retired employee, officer, or director of the Company and/or independent consultants or contractors.

“Labor Permits and Regulations” shall mean any foreign, federal, state and local Laws, rules and regulations relating to the relocation, repatriation, expatriation, visas, work permit of any nature applicable to any current, former, or retired employee, officer, or director of the Company and its Subsidiaries and/or independent consultants or contractors.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Lease Agreements” shall have the meaning set forth in Section 4.27 of this Agreement.

“Lease Agreements” shall have the meaning set forth in Section 4.27 of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 4.27 of this Agreement.

“Legal Proceeding” means any claim, action, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, inquiry, audit, notice of violation, subpoena, summons, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” shall have the meaning set forth in Section 1.1 of this Agreement.

“Losses” shall have the meaning set forth in Section 6.4 of this Agreement.

“Management Team” shall mean the employees listed in Section 4.21.9 of the Disclosure Schedule.

“Marseilles” shall have the meaning set forth in Section 3.2.7 of this Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 3.2.10 of this Agreement.

“Material Contract” shall have the meaning set forth in Section 4.14 of this Agreement.

“Minimum Cash” shall mean the amount of Cash the Company needs at Closing to cover, as of the Closing Date, the Company’s (a) financial debt (including applicable interest and/or expenses), (b) outstanding debt related to any tax amnesty program, (c) amounts to be paid for any Taxes or withholding amounts payable in connection with any dividend or other distribution to the Sellers made prior to Closing, (d) $320,000 (including any withholding, Taxes or social security or other contributions) for the payments to employees as listed in Exhibit G, (e) $280,000 (including any withholding, Taxes or social security or other contributions) as part of the first installment of the Retention Bonus, pursuant to Section 1.7.1(a) hereof, (f) 2018 Bonus Payments (including any withholding, Taxes or social security or other contributions), (g) vacations accrued and unpaid for any period prior to 2018, and (h) amounts collected from clients of the Company on or prior to the Closing Date for services not yet rendered as of the Closing Date.

“Net Working Capital” shall have the meaning set forth in Section 1.4.1(a) of this Agreement.

“Non-Competition Obligation” shall have the meaning set forth in Section 7.6 of this Agreement.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 2.2.8 of this Agreement.

“Non Labor Revenue” shall mean all revenue related to customarily reimbursable expenses of a project (including but not limited to travel, accommodation, flight tickets, meals, etc.).

“Non-Solicitation Obligation” shall have the meaning set forth in Section 7.7 of this Agreement.

“Notice Period” shall have the meaning set forth in Section 6.6.3 of this Agreement.

“OFAC” shall have the meaning set forth in Section 4.31 of this Agreement.

“Open Source Software” shall have the meaning set forth in Section 4.18.15 of this Agreement.

“Operating Margin” means Operating Profit divided by Revenue..

“Operating Profit Target” means Gross Profit less (a) Sales & General Administrative Expenses and (b) Depreciation & Amortization.

“Order” shall have the meaning set forth in Section 4.8 of this Agreement.

“Outbound License Agreement” means any agreement under which the Company or any of its Subsidiaries grants any person any license or other right, title or interest (whether or not currently exercisable and including a right to receive a license) under or with respect to any Intellectual Property Rights or Technology, other than the nonexclusive license of the Company’s software and products in the ordinary course of business pursuant to standard end-user agreements. For the avoidance of doubt, a covenant by the Company or any of its Subsidiaries not to assert any Intellectual Property Right against a Person shall be deemed to be an Outbound License Agreement.

“Parties” shall have the meaning assigned in the heading of this Agreement.

“Party” shall have the meaning assigned in the heading of this Agreement.

“Personal Information” shall have the meaning set forth in Section 4.32 of this Agreement.

“Pre-Closing Taxable Period” shall have the meaning set forth in Section 8.2 of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.2 of this Agreement.

“Purchaser” shall have the meaning assigned in the heading of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1.1 of this Agreement.

“Purchaser Indemnifying Party” shall have the meaning set forth in Section 6.2.1 of this Agreement.

“Purchaser’s Fundamental Representations” shall have the meaning set forth in Section 6.3 of this Agreement.

“Representative” shall mean officers, employees, accountants, investment bankers, agents, advisors and other representatives.

“Retention Bonus” shall have the meaning set forth in Section 1.7 of this Agreement.

“Revenue” shall mean, for any applicable period:

a.	all revenue, but excluding any project expenses to be reimbursed (i.e. travel, hotel, meals, etc. –non-labor cost) related to the services rendered; excluding any interest income, and provided further that revenue shall be net of any Bad Debt that is included in revenue;

b.	Revenue related to the resale of subscriptions from Salesforce and/or similar providers shall be recognized over the period of each applicable customer contract;

c.	Revenue derived from the resale of Salesforce.com subscriptions invoiced in 2018 as detail in Exhibit H “Revenue – Deferred Revenue 2018” shall be recognized over the period of the applicable customer contract;

d.	Referral Fees paid by Salesfoce.com or other similar providers;

e.	Revenue related to the resale of subscription based on cloud services consumption, such as Amazon Web Services, shall be recognized monthly over the period of each applicable customer contract; and

f.	Revenue related to the resale of perpetual licenses, such as Informatica, shall be recognized according to IFRS.

In connection with the foregoing item, it shall be understood that (A) Revenue generated from the services provided by the Company to new and current clients of the Company shall be deemed to be included in Earn Out calculations in a proportion equivalent to 100% of the total Revenue generated by the provision of such services by the Company, (B) the services provided by the Company to any of Globant’s current or future clients or customers that have been referred to the Company by Globant shall be deemed to be included in Earn Out calculations in a proportion equivalent to 70% of the total revenue generated by the provision of such services by the Company; and (C) the services provided by Globant to clients of the Company that have been referred to Globant by the Company, shall be deemed to be included in Earn Out calculations in a proportion equivalent to 30% of the total revenue generated by the provision of such services by Globant. For purposes of paragraphs (B) and (C) above, the same proportion of Direct Costs and Indirect Costs will be deducted from Revenue in order to calculate Company's Gross Profit and Operating Profit. For purposes of this paragraph, any reference to Globant shall include their respective Affiliates but exclude the Company.

Revenue shall exclude any interest income and shall be net of any Bad Debt.

“Revenue Target” shall have the meaning set forth in Exhibit C of this Agreement.

“Revenue Target Payment” shall have the meaning set forth in Exhibit C of this Agreement.

“Sales and General Administrative Expenses” means the expenses related to Selling, General & Administrative: 1) Salaries, payroll taxes, mandatory payments, health insurances, life insurances, holiday pay, accruals for bonuses, commisions and vacations, any other employment benefit and travels related to the following Departments: a) Sales & Busines Development; b) Marketing, c) IT; d) Facilities & Building Services; e) Finance&Administration; f) Human Resources & Recruiting; g) Internal Communication, h) Legal&Labor fees (accounting, recruiting, audit, legal, etc.); 2) Property lease and office expenses, telephony, cloud hosting, IT services, utilities, accounting fees, audit fees, tax fees, recruiting fees, payroll fees, marketing fees, company events expenses, legal fees, 3) All taxes except for Income tax, 4) depreciation and amortization.

“Sanctions Governmental Authority” means the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority in any jurisdiction.

“Set-Off Rights” shall have the meaning set forth in Section 6.5 of this Agreement.

“Shares” shall mean one hundred percent (100%) of the issued and outstanding share capital in the Company and, indirectly, in any Subsidiary, as set forth in Exhibits A and B of this Agreement.

“Sellers” shall mean Group A Sellers and Group B Sellers, jointly considered.

“Sellers’ Fundamental Representations” shall have the meaning set forth in Section 6.3 of this Agreement.

“Sellers Indemnified Party” shall have the meaning set forth in Section 6.2.1 of this Agreement.

“Sellers Indemnifying Party” shall have the meaning set forth in Section 6.1.1 of this Agreement.

“Sellers’ Ownership Percentage” shall have the meaning set forth in Section 1.2 of this Agreement.

“Shareholders’ Agreement” shall have the meaning set forth in Section 3.2.7 of this Agreement.

“Straddle Taxable Period” shall have the meaning set forth in Section 8.3 of this Agreement.

“Subscription Agreement” shall have the meaning set forth in Section 1.3.2(c) of this Agreement.

“Subsidiary” means, with respect to the Company, any branch, any corporation or other person of which securities or other interests having the power to elect a majority of that corporation’s or other person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other person (other than securities or other interests having power only upon the happening of a contingency that has not occurred) are held by the Company or one or more of its Subsidiaries.

“Target Net Working Capital” shall have the meaning set forth in Section 1.4.1(a) of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority.

“Taxing Authority” means any central, federal, state, local or foreign Government, entity, agency, body or person that is authorized by law or by any other regulation to impose, levy, collect, audit, assess, make a claim or take any other decision concerning Taxes.

“Technology” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, designs, formulae, discoveries, inventions (whether or not patentable), know-how, concepts, ideas, methods, improvements, network configurations and architectures, processes, technical data, proprietary information, schematics, specifications, software code (in any form including source code and executable or object code), techniques, domain names, URLs, social media handles, web sites, works of authorship, and other forms of technology.

“Third-Party Claim” shall have the meaning set forth in Section 6.6.1 of this Agreement.

“Transaction” shall have the meaning assigned in the preamble of this Agreement.

“Transaction Documents” shall have the meaning set forth in 10.4 of this Agreement.

“Unresolved Earn Out Objections” shall have the meaning set forth in Section 1.3.3(d)(iii) of this Agreement.

“Voluntary Leaver” shall have the meaning set forth in Section 1.4.5(b) of this Agreement.

SELLERS

MARSEILLES INVESTMENTS LIMITED

             /Christina Lioreda/

Name: Christina Lioreda

Title: POA

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SCOTT LEE HOING

       /Scott Lee Hoing/

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ANDRES WLADIMIR SNAIDER

        /Andres Wladimir Snaider/

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TOP OAK LLC

             /Juan P. Navas/

Name: Juan P. Navas

Title: Member – Manager

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CARLOS EDUARDO MORAIS

        /Carlos Eduardo Morais/

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MB MARCOMM LLC

       /Diego Maldonado/

Name: Diego Maldonado

Title: Member Manager

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CLOUDFOUR TECH SAS

       /Diego Maldonado/

Name: Diego Maldonado

Title: Rep. Legal

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THE COMPANY

AVANXO (BERMUDA) LIMITED

       /Diego Maldonado/

Name: Diego Maldonado

Title: CEO

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PURCHASER

GLOBANT ESPANA S.A. (SOCIEDAD

UNIPERSONAL)

           /Martin Gonzalo Umaran/

Name: Martin Gonzalo Umaran

Title: Apoderado

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